UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 333-67414

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
THE DOW CHEMICAL COMPANY
2030 DOW CENTER
Midland, Michigan 48674

REQUIRED INFORMATION

Financial statements for the years ended December 31, 2015 and 2014, supplemental schedules for the year ended December 31, 2015, and Report of Independent Registered Public Accounting Firm.

Exhibits
23.1    Consent of Plante & Moran, PLLC

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 27, 2016	BY: /s/ Bryan Jendretzke
Bryan Jendretzke
Global Benefits Director and
Plan Administrator

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of and for the Years Ended
December 31, 2015 and 2014, Supplemental
Schedules as of and for the Year Ended
December 31, 2015, and Report of Independent
Registered Public Accounting Firm

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

The Dow Chemical Company
Employees’ Savings Plan

We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2015 and 2014 and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan at December 31, 2015 and 2014 and the changes in net assets for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2015, and the schedule of reportable transactions for the year ended December 31, 2015, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Elgin, Illinois
June 27, 2016

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2015 and 2014

	2015			2014
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$8,653,349,753	$862,090,730	$9,515,440,483	$8,748,898,128	$914,726,468	$9,663,624,596
Receivables - interest, dividends and other	31,582,249	7,613,360	39,195,609	17,427,616	8,437,124	25,864,740
Receivables - employer contributions	—	—	—	2,827,685	—	2,827,685
Receivables - participant notes	118,643,446	—	118,643,446	124,221,368	—	124,221,368
Total Assets	$8,803,575,448	$869,704,090	$9,673,279,538	$8,893,374,797	$923,163,592	$9,816,538,389
Liabilities
LESOP loan payables (Note 5)	$—	$67,939,773	$67,939,773	$—	$80,340,423	$80,340,423
Other payables	42,141,588	3,272,989	45,414,577	24,230,010	3,880,993	28,111,003
Total Liabilities	$42,141,588	$71,212,762	$113,354,350	$24,230,010	$84,221,416	$108,451,426
Net Assets Available For Benefits Reflecting All Investments At Fair Value	$8,761,433,860	$798,491,328	$9,559,925,188	$8,869,144,787	$838,942,176	$9,708,086,963
Adjustments From Fair Value To Contract Value For Fully Benefit- Responsive Investment Contracts	(31,981,993)	—	(31,981,993)	(57,913,022)	—	(57,913,022)
Net Assets Available For Benefits	$8,729,451,867	$798,491,328	$9,527,943,195	$8,811,231,765	$838,942,176	$9,650,173,941
See notes to the financial statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2015

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income
Net appreciation in fair value of investments (Note 3)	$181,714,608	$101,531,565	$283,246,173
Interest and dividends	132,301,882	29,461,697	161,763,579
Total investment income	314,016,490	130,993,262	445,009,752

Contributions
Employer	370,223	—	370,223
Employee	242,143,264	—	242,143,264
Total contributions	242,513,487	—	242,513,487

Interest on participant notes receivable	4,090,962	—	4,090,962
Allocation of 3,509,020 shares of common stock of The Dow Chemical Company, at market	163,842,760	—	163,842,760
Total additions	724,463,699	130,993,262	855,456,961

Deductions
Distributions and withdrawals	803,207,264	—	803,207,264
Administrative expenses	2,027,972	—	2,027,972
Interest expense	—	7,601,350	7,601,350
Allocation of 3,509,020 shares of common stock of The Dow Chemical Company, at market	—	163,842,760	163,842,760
Total deductions	805,235,236	171,444,110	976,679,346

Transfers
Transfers in	2,949,900	—	2,949,900
Transfers out	3,958,261	—	3,958,261
Net transfers	(1,008,361)	—	(1,008,361)

Net Decrease	(81,779,898)	(40,450,848)	(122,230,746)

Net Assets Available for Benefits
Beginning of year	8,811,231,765	838,942,176	9,650,173,941
End of year	$8,729,451,867	$798,491,328	$9,527,943,195
See notes to financial statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 and 2014, AND FOR THE YEAR ENDED DECEMBER 31, 2015

1.	DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the plan document or Summary Plan Description for the legal description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”) and (2) a leveraged employee stock ownership plan (“LESOP”) which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Plan covers any person who is, or becomes, a regular employee of The Dow Chemical Company (the “Company” or “Dow”), or of certain of the Company's subsidiaries, subject to certain eligibility service requirements for part-time employees.

Employee Contributions - Plan participants generally may elect to contribute from 1% to 40% of their compensation, depending on the participant's eligible pay, limited to a 1% minimum contribution. Employees who do not exceed the gross compensation limits are limited to 40% of eligible pay in 0.5% increments, with a 1% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $18,000 in 2015. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,000 in 2015. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll (within 60 days of being hired) are automatically enrolled to contribute 3% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1 until the contribution rate reaches 6%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. The Company's matching contribution is made in the form of Company stock from the LESOP. Employees may divest their Dow stock at any time and elect one of the other investment options available to them under the Plan.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements.

Except as otherwise provided by the Plan, if the required contributions are less than the value of shares released, the difference is allocated to participants (other than Legacy ROH Members) in the form of certain contingent matching contributions, and then to all participants, as an “Excess ESOP Shares Distribution” contribution. For the year ended December 31, 2015, the total number of shares allocated as contingent matching contributions and Excess ESOP Shares distribution contributions amounted to 1,735,052, with a market value of $89,320,477. The Company allocated these shares to the participants in April 2016.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. No such Company contributions were required for the year ended December 31, 2015.

Dividends - Participants invested in The Dow Chemical Company common stock funds may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their plan account, including employee contributions, the Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The plan makes a lump sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in‑service distribution upon the attainment of age 59‑1/2.

Participant Notes Receivable - Active participants, retirees, and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•	50% of the total account balance or

•	$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after‑tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding at December 31, 2015 and 2014 was 3.25% to 10.5%.
Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Administration - Administrative expenses of the trustee are charged to the Plan. The net assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian, and recordkeeper for all the investments in the Plan. Fidelity manages certain plan investments. All transactions with Fidelity qualify as party-in-interest transactions.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America. Investment transactions are accounted for on the trade date, and dividend and interest income is recorded when earned.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Temporary Investments - Temporary investments are investments in short‑term money market funds in the respective investment funds.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of the Company, mutual funds, futures and options derivative contracts, and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair market values of the underlying net assets. Due to their short‑term nature and liquidity, temporary investments are stated at outstanding balance, which approximates fair value. Fixed income securities and To Be Announced derivative contracts (see below for description) are valued using quoted market price and/or other market data for the same or comparable instruments and transactions in establishing the prices, discounted cash flow models, and other pricing models. These models are primarily industry standard models that consider various assumptions, including time value and yield curve as well as other relevant economic measures. Wrap contracts are valued based on the rebid price.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”). Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies, and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts provide that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin‑offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. The plan administrator does not believe that the occurrence of any such event, which would limit the Plan's ability to transact at contract value, is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non‑defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long-term credit rating below a threshold set forth in the contract; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below  the  contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

The difference between the Fund's contract value and the related market value of underlying Fund investments is represented on the Plan's statements of net assets available for benefits as the “adjustments from fair value to contract value for fully benefit‑responsive investment contracts.”

All of the Plan's Synthetic GICs are considered to be fully benefit‑responsive and are therefore recorded at contract value in accordance with the accounting standards. The average yield for the Plan's Synthetic GICs was approximately 1.8% and 1.5% as of December 31, 2015 and 2014, respectively. The crediting interest rate was approximately 2.0% at December 31, 2015 and 2014. There are no reserves against the contract value for credit risk of the contract issuer or otherwise.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible.

Derivative Instruments - In order to manage interest rate exposures, investment managers are allowed to enter into derivative contracts. These derivative contracts consist of future contracts, including future option contracts, and To Be Announced Contracts (“TBA”). A future contract is a contractual agreement to make or take delivery of a standardized quantity of a specific grade or type of commodity or financial instrument at a specified future date in accordance with terms specified by a regulated futures exchange. These contracts involve elements of market risk in excess of amounts recognized in the statements of net assets available for benefits. The credit risk associated with these contracts is minimal as they are traded on organized exchanges and settled daily. Upon entering into a futures contract, the Plan is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the notional value of the contract. Subsequent payments are then made or received by the Plan, depending on the daily fluctuation in the value of the underlying contracts. A TBA is when a mortgage backed security issued by Freddie Mac, Fannie Mae or Ginnie Mae is purchased but the actual security is not assigned until 48 hours prior to trade settlement date. The Plan's investment policies specifically prohibit the use of derivatives for speculative purposes.

In connection with certain derivative instrument agreements, the Plan receives noncash collateral as security to mitigate the risk of counterparties not meeting obligations under the terms of the agreements. The noncash collateral received is not reflected in the net assets of the Plan, as the Plan does not sell or pledge the noncash collateral.

The net assets of the Plan reflect the fair value of the derivative instruments in a loss position as an offset against the fair value of derivative instruments in a gain position. Any gains or losses recognized on derivatives are recognized in current year investment income. The estimated fair values of derivative instruments at December 31, 2015 and 2014 are as follows:

Interest rate instruments:	2015	2014
Assets	$16,867,673	$17,655,524
Liabilities	16,910,061	19,054,032

Asset and liability derivatives are included in investments on the Statements of Net Assets Available for Benefits.

For the year ended December 31, 2015, the amounts of gain or loss recognized as investment income (loss) on the Statement of Changes in Net Assets Available for Benefits attributable to derivative instruments are as follows:

Interest rate instruments:
Futures	$(1,086,097)
TBA	210,789
$(875,308)

The Plan is not invested in any over-the-counter derivatives. All securities are settled through organized exchanges.

During 2015 and 2014, the derivative investments were primarily futures contracts and TBAs. The notional amount represents the contract amount, not the amount at risk. The absolute notional amount of interest rate instruments was $127 million and $111 million at December 31, 2015 and 2014, respectively.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2015 and 2014 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014 that the Plan is qualified and the trust established under the Plan is tax‑exempt under the appropriate sections of the Internal Revenue Code (the “Code”). Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The plan administrator believes it is no longer subject to tax examinations for years prior to 2012.

Risks and Uncertainties - The Plan invests in various investment instruments. At December 31, 2015, the Plan did have concentration of risk of the following:

•	United States equity markets through various investments in mutual funds, common/collective trusts, and common stock(excluding target date funds);

•	Interest rate and credit risk through investments in the Interest Income Fund and;

•	The Dow Chemical Company credit risk through Dow stock investments.

Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Accounting Guidance Issued But Not Adopted as of December 31, 2015 - In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent). The ASU removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. Further, the amendments removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. This ASU is effective for fiscal years beginning after December 15, 2015, and early adoption is permitted. The ASU should be applied on a retrospective basis for all periods presented. Management is currently evaluating the impact of adopting this guidance.

In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965) - I. Fully Benefit-Responsive Investment Contracts, II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient. Parts I and II of the ASU are applicable to the Plan. Part I designates contract value as the only required measure for fully benefit-responsive investment contracts and eliminates the requirement to report direct holdings in such contracts and thus the need to categorize them in the fair value hierarchy. Part II of the ASU modifies the investment disclosures under ASC 820 and 962. The amendments in Parts I and II are effective for fiscal years beginning after December 15, 2015, and should be applied retrospectively for all financial statements presented. Management is currently evaluating the impact of adopting this guidance.

3.	INVESTMENTS

The Plan's significant investments as of December 31, 2015 and 2014 are as follows:

	2015	2014
The Dow Chemical Company Stock - at fair value:
Dow Stock (1)	$884,510,518	$914,110,603
LESOP Allocated (2)	784,022,485	683,825,850
LESOP Unallocated (3)	851,807,231	914,726,429
Common/collective trusts - at fair value:
Fidelity Contrafund Commingled Pool (1)	562,636,376	565,602,926
S&P 500 Index Fund	1,115,702,276	1,157,252,236
Synthetic GICs:
IGT INVESCO ShrTrm Bond - at contract value	760,077,314	759,889,800

During the year ended December 31, 2015, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

The Dow Chemical Company Stock:
Dow Stock (1)	$121,655,300
LESOP Allocated (2)	95,689,687
LESOP Unallocated (3)	101,531,565
Common/collective trusts	4,904,439
Mutual funds	(75,877,511)
Common stock	(4,196,834)
Synthetic GICs:
Fixed Income Securities	23,765,299
Common/collective trusts	16,671,590
Wrap Contracts	(187,068)
Other	(710,294)
Net appreciation in fair value of investments	$283,246,173

(1)	Represents a party-in-interest to the Plan.

(2)	Participant directed and represents a party-in-interest to the Plan.

(3)	Non-participant directed and represents a party-in-interest to the Plan.

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2015 and 2014, is presented in the following table:

	2015		2014
	Allocated	Unallocated	Allocated	Unallocated
Number of Shares	15,229,652	16,546,372	14,992,893	20,055,392
Cost	$67,304,074	$272,116,038	$70,953,735	$324,948,194
Fair Value	$784,022,485	$851,807,231	$683,825,850	$914,726,429

4.	FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 (measured using quoted prices in active markets), the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 (measured using significant other observable inputs), where the Level 1 process is not available, the underlying assets are valued based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well established and recognized vendors of market data and placed through tolerance/quality checks.

For investments classified as Level 3, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 investments. As a result, the unrealized gains and losses for these investments presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following tables present information about certain assets of the Plan measured at fair value on a recurring basis.

Assets Measured at Fair Value on a Recurring Basis at December 31, 2015
	Level 1	Level 2	Level 3	Total
The Dow Chemical Company Stock:
Dow Stock	$884,510,518	$—	$—	$884,510,518
LESOP (Allocated Shares)	784,022,485	—	—	784,022,485
LESOP (Unallocated Shares)	851,807,231	—	—	851,807,231
Common Stock	39,269,457	—	—	39,269,457
Mutual Funds:
Equities	804,484,882	—	—	804,484,882
Fixed Income	846,102,239	—	—	846,102,239
Balanced Investments	29,573,966	—	—	29,573,966
Common/collective trusts:
Equities (1)	—	2,234,740,241	—	2,234,740,241
Fixed Income (2)	—	67,314,870	—	67,314,870
Retirement Age Investments (3)	—	952,142,441	—	952,142,441
Temporary investments	—	48,988,676	—	48,988,676
Synthetic GICs:
Derivative Contracts	(30,876)	(11,512)	—	(42,388)
Fixed Income Securities:
Corporate	—	422,691,541	—	422,691,541
US Government	—	522,772,037	—	522,772,037
Other	—	11,330,824	—	11,330,824
Common/collective trusts:
Fixed Income (2)	—	850,202,866	—	850,202,866
Temporary Investments	—	165,416,359	—	165,416,359
Wrap Contracts	—	—	112,238	112,238
Total assets at fair value	$4,239,739,902	$5,275,588,343	$112,238	$9,515,440,483

Assets Measured at Fair Value on a Recurring Basis at December 31, 2014
	Level 1	Level 2	Level 3	Total
The Dow Chemical Company Stock:
Dow Stock	$914,110,603	$—	$—	$914,110,603
LESOP (Allocated Shares)	683,825,850	—	—	683,825,850
LESOP (Unallocated Shares)	914,726,429	—	—	914,726,429
Common Stock	43,014,325	—	—	43,014,325
Mutual Funds:
Equities	785,692,331	—	—	785,692,331
Fixed Income	951,158,279	—	—	951,158,279
Balanced Investments	34,826,577	—	—	34,826,577
Common/collective trusts:
Equities (1)	—	2,346,724,313	—	2,346,724,313
Fixed Income (2)	—	52,731,540	—	52,731,540
Retirement Age Investments (3)	—	951,410,475	—	951,410,475
Temporary investments	—	34,071,182	—	34,071,182
Synthetic GICs:
Derivative Contracts	(1,450,641)	52,133	—	(1,398,508)
Fixed Income Securities:
Corporate	—	439,001,893	—	439,001,893
US Government	—	568,457,295	—	568,457,295
Other	—	7,329,746	—	7,329,746
Common/collective trusts:
Fixed Income (2)	—	862,893,209	—	862,893,209
Temporary Investments	—	74,749,751	—	74,749,751
Wrap Contracts	—	—	299,306	299,306
Total assets at fair value	$4,325,903,753	$5,337,421,537	$299,306	$9,663,624,596

(1)
This class represents investments in actively managed common/collective trusts that invest primarily in equity securities, which may include common stocks, options and futures. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(2)
This class represents investments in actively managed common/collective trusts that invest in a variety of fixed income investments, which may include corporate bonds, both U.S. and non-U.S. municipal securities, interest rate swaps, options and futures. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(3)
This class represents investments in actively managed common/collective trusts with investments in both equity and debt securities. The investments may include common stock, corporate bonds, U.S. and non-U.S. municipal securities, real estate, interest rate swaps, options and futures. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

Changes in Level 3 assets measured at fair value on a recurring basis for the year ended December 31, 2015 are as follows:

Synthetic GIC Wrap Contract
Balance as of January 1, 2015	$299,306
Unrealized Loss	(187,068)
Balance as of December 31, 2015	$112,238

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2015.

The Plan also holds other assets and liabilities not measured at fair value on a recurring basis, including receivables, accrued income, LESOP loan payables, and accrued liabilities and payables. The fair value of these assets and liabilities approximates the carrying amounts in the accompanying financial statements due to either the short maturity of the investments or the use of interest rates that approximate market rates of similar maturity dates, terms, and nonperformance risks. Under the fair value hierarchy, these financial instruments are valued primarily using level 2 inputs.

5.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and an employee stock ownership plan (the “ESOP”) that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan or LESOP, and (ii) the Dow Company Stock Fund. The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of Dow Common Stock acquired with the proceeds of exempt loans, and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the Dow Stock Fund constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code.

The Plan has one loan outstanding at December 31, 2015 and 2014, which bears interest at 10.03% and matures in 2020. The loan is between the Plan and Dorintal Reinsurance Ltd., a party-in-interest. Prior to February 28, 2011, the loan was between the Plan and Rohm and Haas Holdings Ltd.. On February 28, 2011, Rohm and Haas Holdings Ltd. and Dorintal Reinsurance Ltd entered into an amalgamation agreement, which resulted in the amalgamation of the two companies. The combined company is known as Dorintal Reinsurance Ltd. The Plan uses dividends paid on unallocated shares of Company common stock to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends on allocated shares of Company common stock to make the scheduled principal and interest payments. Dividends from allocated shares used to pay principal and interest are replaced by an equal value of shares released in accordance with the release fraction. The Company is required to make a cash contribution to fund any quarterly shortages in Company common stock dividends paid as compared to required principal and interest payments. There was no shortfall so there was no need for a Company cash contribution for the year ended December 31, 2015. The Company declared common stock dividends of $1.72 per share during 2015.

Interest expense for the year ended December 31, 2015 is $7,601,350. The minimum principal payments on this loan to maturity are as follows:

2016	$13,692,004
2017	15,117,833
2018	16,692,143
2019	18,430,396
2020	4,007,397
$67,939,773

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2015 and 2014:

	2015	2014
Net assets available for benefits per the financial statements	$9,527,943,195	$9,650,173,941
Adjustment from contract value to fair value for fully benefit-responsive synthetic guaranteed investment contracts	31,981,993	57,913,022
Net assets available for benefits per Form 5500	$9,559,925,188	$9,708,086,963

For the year ended December 31, 2015, the following is a reconciliation of net investment income per the financial statements to Form 5500:

Net investment gain per the financial statements	$445,009,752
Adjustment for participant notes receivable interest	4,090,962
Adjustment from contract value to fair value for fully benefit-responsive synthetic guaranteed investment contracts	(25,931,029)
Net investment gain per Form 5500	$423,169,685

SUPPLEMENTAL SCHEDULES

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2015
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value

*	The Dow Chemical Company:
	Dow Stock	Dow Stock	**	$884,510,518
	LESOP	Allocated LESOP - Dow Stock	**	784,022,485
	LESOP	Unallocated LESOP - Dow Stock	$272,116,038	851,807,231
	Praxair Stock	Common Stock	**	22,988,800
	Olin Stock	Common Stock	**	5,073,318
	S&P 500 Index Fund	Common/Collective Trust	**	1,115,702,276
	T. Rowe Price US Treasury Fund	Common/Collective Trust	**	67,314,870
	PIM Total Return Inst	Mutual Fund	**	164,281,392
	TRP IS MID CP EQ GR	Mutual Fund	**	380,075,050
	NB Genesis Inst CL	Mutual Fund	**	191,496,364
	TRP High Yield Inst	Mutual Fund	**	106,794,818
	BTC Lifepath Ret	Common/Collective Trust	**	139,969,071
	BTC Lifepath 2020	Common/Collective Trust	**	210,852,288
	BTC Lifepath 2025	Common/Collective Trust	**	182,987,815
	BTC Lifepath 2030	Common/Collective Trust	**	147,834,472
	BTC Lifepath 2035	Common/Collective Trust	**	84,667,970
	BTC Lifepath 2040	Common/Collective Trust	**	63,967,040
	BTC Lifepath 2045	Common/Collective Trust	**	56,430,591
	BTC Lifepath 2050	Common/Collective Trust	**	38,695,473
	BTC Lifepath 2055	Common/Collective Trust	**	26,737,721
	ACWI ex-US IMI Index	Common/Collective Trust	**	140,395,546
	American Century U.S. Real Estate Securities Trust	Common/Collective Trust	**	92,795,523
	Vang Tot BD Mkt Inst	Mutual Fund	**	112,987,576
	Vang Global Equity	Mutual Fund	**	109,034,493
	Vang Dev Mkt IDX IPS	Mutual Fund	**	123,878,975
	Vang Convertible Sec	Mutual Fund	**	29,573,966
	Vang LT Treasury ADM	Mutual Fund	**	41,740,207
	Vang Ext Mkt Idx ISP	Mutual Fund	**	367,086,851
	PIM Real Ret Inst	Mutual Fund	**	43,221,981
	PIM Com Real Ret I	Mutual Fund	**	9,989,414
	Lilly Pre 91 Stock	Common Stock	**	3,578,017
	Lilly Post 90 Stock	Common Stock	**	7,629,322
	Small Cap:
	BTC Russel 2000 Index Fund	Common/Collective Trust	**	261,826,981
	Emerging Markets IDX:
	Emerging Markets Non-Lend	Common/Collective Trust	**	61,383,539

	Forward			6,931,331,954

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2015
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value

	Forward			$6,931,331,954

*	Fidelity Contrafund Commingled Pool	Common/Collective Trust	**	562,636,376
	Interest Bearing Cash	Temporary Investments	**	48,988,676
*	Fidelity Short Term Investment Fund	Temporary Investments	**	96,895,150
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 10.5%) and maturities up to 60 months	**	118,643,446

	Total			$7,758,495,602

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2015
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value

	Pacific Life:
	G- 27523.01.000 (see underlying assets at Appendix A)	PIMCO, Western; evergreen;
		Synthetic GIC	**	$214,795,859
	Pacific Life Wrapper Contract		**	—
	Voya:
	#60031-A	IGT INVESTCO ShrtTrm Bond:
		evergreen; Common/collective trusts	**	329,909,336
	Voya Wrapper Contract		**	—
	#60031-B	IGT ING ShrtDuration;
		evergreen; Common/collective trusts	**	82,936,905
	Voya Wrapper Contract		**	—
	#60090 (see underlying assets at Appendix B)	Various Securities, maturity dates,
		and asset types	**	2,230,477
	Voya Wrapper Contract		**	—
	NYL
	GA-29007 (see underlying assets at Appendix C)	MacKay Shields Dow; evergreen;
		Synthetic GIC	**	106,145,891
	NYL Wrapper Contract		**	—
	Transamerica Life Insurance Company:
	MDA01078TR (see underlying assets at Appendix D)	IGT INVESCO ShrtTrm Bond,
		Dow NISA; evergreen; Synthetic GIC	**	406,808,945
	Transamerica Life Insurance Company Wrapper Contract		**	112,238
	RGA
	RGA 00036 (see underlying assets at Appendix F)	IGT INVESCO ShrtTrm Bond; Wellington
		Dow, evergreen; Synthetic GIC	**	182,816,454
	RGA Wrapper Contract		**	—
	Prudential Insurance
	GA-62233 (see underlying assets at Appendix E)	Jennison, evergreen;
		Synthetic GIC	**	312,583,214
	Prudential Insurance Wrapper Contract		**	—
	GA-63084	IGT INVESCO ShrtTrm Bond;
		evergreen; Common/collective trusts	**	80,845,354
	Prudential Insurance Wrapper Contract		**	—

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2015
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value

	Tokyo-Mitsubishi
	INV-DOWCHEM 13-1	IGT INVESCO ShrtTrm Bond;
	(see underlying assets at Appendix F)	Wellington Dow; evergreen;	**	$156,403,654
		Synthetic GIC
	Tokyo-Mitsubishi Wrapper Contract		**	—

	Total guaranteed investment contracts			$1,875,588,327

	Total			$9,634,083,929

**	Cost information not required			(Concluded)

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
SCHEDULE H, PART IV LINE 4j - SCHEDULE OF REPORTABLE TRANSACTIONS
EMPLOYER IDENTIFICATION NO. 38 - 1285128, PLAN NO. 002
FOR THE YEAR ENDED DECEMBER 31, 2015
Category (iii) - A series of transactions, when aggregated, involving an amount in excess of 5% of beginning plan net assets.
(h)
(a)					Current Value
Identity		(c)	(d)	(g)	of Asset on	(I)
of Party	(b)	Purchase	Selling	Cost of	Transaction	Net Gain/
Involved	Description of Asset	Price	Price	Asset	Date	(Loss)

Fidelity	Fidelity Short Term Investment Fund
	Purchases - 18	31,054,061	—	31,054,061	31,054,061	—
	Sales - 5	—	20,770,600	20,770,600	20,770,600	—

There were no Category (i) (ii) or (iv) reportable transactions during the year ended December 31, 2015

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2015

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value

	ABBVIE INC	3.200% 11/06/2022 DD 05/14/15	800,000	798,424	787,464
	ACTAVIS FUNDING SCS	3.850% 06/15/2024 DD 06/19/14	1,250,000	1,259,187	1,252,225
	ALLY AUTO RECEIVABLES SN1 A2A	0.930% 06/20/2017 DD 03/31/15	122,853	122,850	122,640
	ALTRIA GROUP INC	9.250% 08/06/2019 DD 02/06/09	750,000	996,323	917,985
	AMERICAN EXPRESS CREDIT AC 2 A	1.260% 01/15/2020 DD 07/01/14	1,500,000	1,499,970	1,496,955
	AMERICAN EXPRESS CREDIT AC 3 A	1.490% 04/15/2020 DD 09/22/14	1,000,000	999,961	1,000,350
	AMERICAN EXPRESS CREDIT CORP	VAR RT 05/26/2020 DD 05/26/15	850,000	850,000	841,678
	AMERICAN EXPRESS CREDIT CORP	VAR RT 09/14/2020 DD 09/14/15	650,000	650,000	655,544
	AMERICAN INTERNATIONAL GROUP I	4.125% 02/15/2024 DD 10/02/13	1,500,000	1,544,338	1,540,365
	AMGEN INC	2.700% 05/01/2022 DD 05/01/15	300,000	299,145	291,120
	ANTHEM INC	3.300% 01/15/2023 DD 09/10/12	1,500,000	1,478,790	1,457,730
	AT&T INC	3.000% 02/15/2022 DD 02/13/12	2,000,000	2,001,860	1,960,560
	AUTOMATIC DATA PROCESSING INC	3.375% 09/15/2025 DD 09/15/15	400,000	399,564	407,768
	AVIATION CAPITAL GROUP CO 144A	4.625% 01/31/2018 DD 01/22/13	550,000	577,500	561,000
	BANC OF AMERICA COMMERCI 4 A1A	VAR RT 07/10/2046 DD 08/01/06	1,093,446	1,164,520	1,103,002
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	2,800,000	2,925,580	2,895,088
	BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	400,000	445,019	441,304
	BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	1,000,000	994,510	1,070,280
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	1,300,000	1,327,690	1,335,620
	CALIFORNIA ST	7.950% 03/01/2036 DD 04/01/10	500,000	620,800	592,655
	CD 2007-CD4 COMMERCIAL CD4 A4	5.322% 12/11/2049 DD 03/01/07	1,517,943	1,596,329	1,543,490
	CHASE ISSUANCE TRUST A10 A10	VAR RT 12/16/2019 DD 12/21/12	700,000	699,877	697,655
	CHASE ISSUANCE TRUST A5 A5	1.360% 04/15/2020 DD 05/06/15	500,000	499,912	497,140
	CHASE ISSUANCE TRUST A7 A7	1.380% 11/15/2019 DD 11/17/14	900,000	899,894	897,426
	CHICAGO IL O'HARE INTERNATIONA	5.000% 01/01/2033 DD 12/22/05	500,000	493,125	500,000
	CITIBANK CREDIT CARD ISS A2 A2	VAR RT 01/23/2020 DD 02/08/08	600,000	618,375	608,862
	CITIBANK CREDIT CARD ISS A2 A2	VAR RT 05/26/2020 DD 05/30/13	1,300,000	1,300,000	1,295,957
	CITIBANK CREDIT CARD ISS A3 A3	VAR RT 05/09/2018 DD 03/12/14	700,000	699,890	699,937
	CITIBANK CREDIT CARD ISS A7 A7	VAR RT 09/10/2020 DD 09/23/13	600,000	601,922	599,478
	CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	400,000	399,016	397,988
	CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	450,000	475,400	465,016
	CITIGROUP INC	3.750% 06/16/2024 DD 06/16/14	3,600,000	3,608,364	3,664,620
	COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	648,212
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 10/10/2046 DD 10/01/13	600,000	626,814	624,852
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	800,000	823,980	818,576
	COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	400,000	411,995	401,528
	COMPASS BANK	2.750% 09/29/2019 DD 09/29/14	800,000	798,144	792,000
	COOPERATIEVE RABOBANK UA	4.500% 01/11/2021 DD 01/11/11	1,700,000	1,695,393	1,848,852
	CORP NACIONAL DEL COBRE D 144A	3.000% 07/17/2022 DD 07/17/12	3,900,000	3,847,857	3,502,941

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2015

CREDIT AGRICOLE SA/LONDON 144A	2.750% 06/10/2020 DD 06/10/15	500,000	499,630	502,680
CREDIT SUISSE AG/NEW YORK NY	3.000% 10/29/2021 DD 10/29/14	900,000	894,600	896,418
CSAIL COMMERCIAL MORTGA C1 ASB	3.351% 04/15/2050 DD 03/01/15	400,000	411,998	404,952
DISCOVERY COMMUNICATIONS LLC	5.050% 06/01/2020 DD 06/03/10	1,500,000	1,680,345	1,594,815
ELECTRICITE DE FRANCE SA 144A	2.350% 10/13/2020 DD 10/13/15	700,000	694,085	689,115
ENERGY N W WA ELEC REVENUE	1.793% 07/01/2018 DD 04/24/14	750,000	750,000	756,847
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	1,096,548	135,000
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	559,444	66,375
FEDERAL HOME LN MTG CORP	1.250% 08/01/2019 DD 07/30/12	1,300,000	1,258,047	1,285,544
FEDERAL NATL MTG ASSN	1.875% 09/18/2018 DD 08/23/13	15,000,000	15,179,175	15,210,000
FEDERAL NATL MTG ASSN	1.750% 09/12/2019 DD 07/28/14	21,200,000	21,080,644	21,311,936
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	466,890	468,178	495,207
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	534,553	534,219	563,665
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	20,741	19,847	21,608
FHLMC MULTICLASS MTG	3.389% 03/25/2024 DD 06/01/14	1,000,000	1,029,951	1,035,930
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	744,114	747,602	749,017
FHLMC MULTICLASS MTG 6 C	9.050% 06/15/2019 DD 05/15/88	1,892	1,885	1,975
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	3,706	3,676	3,776
FNMA POOL #0112511	VAR RT 09/01/2020 DD 01/01/91	2,439	2,452	2,499
FNMA POOL #0303298	VAR RT 01/01/2025 DD 04/01/95	5,968	6,128	5,979
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	15,052	14,450	15,785
FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	22,583	23,155	23,504
FNMA POOL #0535873	7.500% 03/01/2016 DD 03/01/01	40	42	40
FNMA POOL #0628467	7.500% 03/01/2017 DD 02/01/02	1,278	1,360	1,287
FNMA POOL #0635940	7.500% 03/01/2017 DD 03/01/02	2,788	2,967	2,796
FNMA POOL #0AA7243	4.500% 11/01/2018 DD 05/01/09	77,435	82,230	80,042
FORD CREDIT AUTO OWNE 1 A 144A	2.260% 11/15/2025 DD 05/15/14	1,000,000	999,750	1,008,070
FORD CREDIT AUTO OWNER T B A2A	0.720% 03/15/2018 DD 05/26/15	754,998	754,944	754,266
GE CAPITAL INTERNATIONAL 144A	2.342% 11/15/2020 DD 10/26/15	2,029,000	1,974,120	2,012,078
GENERAL ELECTRIC CO	4.625% 01/07/2021 DD 01/07/11	287,000	317,006	315,235
GENERAL ELECTRIC CO	4.650% 10/17/2021 DD 10/17/11	430,000	477,489	476,083
GNMA POOL #0434797	8.500% 07/15/2030 DD 07/01/00	5,691	5,906	6,214
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,930	3,041	3,037
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	9,235	9,569	9,753
GNMA POOL #0486116	8.500% 07/15/2030 DD 07/01/00	10,372	10,751	10,506
GNMA POOL #0494885	8.500% 03/15/2030 DD 03/01/00	1,671	1,734	1,678
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	373	386	374
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	603	625	613
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	5,974	6,200	7,054
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	4,906	5,087	5,621
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	8,989	9,318	9,121
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	38,299	41,727	43,278
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	7,468	8,137	8,442
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	62,247	67,820	70,341
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	8,215	8,485	9,741

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2015

GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	58,435	59,421	60,510
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	17,111	16,913	17,697
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	19,758	19,844	20,486
GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	41,974	42,951	43,664
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	100,000	99,946	110,562
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	2,400,000	2,722,008	2,729,328
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	200,000	201,482	201,334
HSBC HOLDINGS PLC	5.100% 04/05/2021 DD 04/05/11	1,500,000	1,698,855	1,667,640
IMPERIAL BRANDS FINANCE P 144A	2.050% 02/11/2018 DD 02/11/13	1,500,000	1,498,479	1,493,205
INTESA SANPAOLO SPA	2.375% 01/13/2017 DD 01/14/14	950,000	962,188	953,088
JOHN DEERE OWNER TRUST 2 A A2A	0.870% 02/15/2018 DD 03/11/15	1,528,572	1,528,473	1,526,554
JP MORGAN CHASE COMME LDPX A1A	5.439% 01/15/2049 DD 03/01/07	405,906	448,272	418,424
JP MORGAN CHASE COMMER CB20 A4	VAR RT 02/12/2051 DD 09/01/07	751,097	792,408	780,758
JP MORGAN CHASE COMMER LD12 A4	VAR RT 02/15/2051 DD 08/01/07	1,050,000	1,124,320	1,088,966
JP MORGAN CHASE COMMER LDPX A3	5.420% 01/15/2049 DD 03/01/07	1,086,550	1,192,828	1,108,933
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	600,000	628,056	622,986
JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	1,200,000	1,235,996	1,223,604
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	1,000,000	1,029,996	1,014,110
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	2,100,000	2,295,027	2,241,498
JPMORGAN CHASE & CO	4.250% 10/15/2020 DD 10/21/10	750,000	813,480	795,630
KANSAS ST DEV FIN AUTH REVENUE	2.927% 04/15/2021 DD 08/20/15	950,000	950,000	945,554
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	3,000,000	3,025,257	2,684,640
KOREA DEVELOPMENT BANK/THE	3.500% 08/22/2017	1,250,000	1,324,875	1,281,763
KOREA HYDRO & NUCLEAR POW 144A	2.875% 10/02/2018	1,000,000	1,019,470	1,012,960
LACLEDE GROUP INC/THE	VAR RT 08/15/2017 DD 08/19/14	1,000,000	1,000,000	995,110
LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
LLOYDS BANK PLC	2.400% 03/17/2020 DD 03/17/15	800,000	798,688	794,680
LOS ANGELES CA MUNI IMPT CORPL	3.432% 11/01/2021 DD 11/19/15	450,000	450,000	459,635
LOS ANGELES CNTY CA PUBLIC WKS	2.560% 12/01/2019 DD 09/02/15	870,000	870,000	877,491
METROPOLITAN LIFE GLOBAL 144A	2.300% 04/10/2019 DD 04/10/14	1,350,000	1,348,232	1,350,324
MICHIGAN ST	7.625% 09/15/2027 DD 06/25/09	750,000	900,923	863,033
ML-CFC COMMERCIAL MORTGA 3 A1A	VAR RT 07/12/2046 DD 09/01/06	1,023,990	1,078,750	1,037,313
ML-CFC COMMERCIAL MORTGAG 2 A4	VAR RT 06/12/2046 DD 06/01/06	264,582	272,571	264,662
MORGAN STANLEY	5.750% 01/25/2021 DD 01/25/11	2,000,000	2,298,480	2,245,500
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	900,000	991,911	1,033,839
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	500,000	519,475	517,020
MORGAN STANLEY CAPITAL HQ10 A4	5.328% 11/12/2041 DD 11/01/06	256,334	268,710	258,356
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	500,000	520,398	515,150
MYLAN INC	4.200% 11/29/2023 DD 11/29/13	500,000	514,195	495,805
NAVIENT STUDENT LOAN TRUS 1 A1	VAR RT 09/26/2022 DD 02/26/15	501,295	501,295	498,608
NEW YORK LIFE GLOBAL FUND 144A	2.150% 06/18/2019 DD 06/18/14	1,200,000	1,198,644	1,199,040
NISSAN MOTOR ACCEPTANCE C 144A	2.650% 09/26/2018 DD 09/26/13	1,800,000	1,830,780	1,822,626
NORDEA BANK AB 144A	VAR RT 09/17/2018 DD 09/17/15	300,000	300,000	301,104
NORTH CAROLINA ST TURNPIKE AUT	6.700% 01/01/2039 DD 07/29/09	600,000	670,572	664,512
ORACLE CORP	2.500% 05/15/2022 DD 05/05/15	600,000	597,888	588,906

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2015

OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	1,169,219	1,169,768	1,221,109
PETROBRAS GLOBAL FINANCE BV	3.875% 01/27/2016 DD 01/27/11	1,500,000	1,464,945	1,494,000
PETROBRAS GLOBAL FINANCE BV	6.250% 03/17/2024 DD 03/17/14	200,000	200,980	143,500
PIONEER NATURAL RESOURCES CO	7.500% 01/15/2020 DD 11/13/09	850,000	1,041,905	902,794
PORT OF SEATTLE WA REVENUE	7.000% 05/01/2036 DD 07/16/09	750,000	876,195	848,520
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	400,000	399,848	395,992
QVC INC	4.850% 04/01/2024 DD 03/18/14	1,500,000	1,536,930	1,435,620
REILLY MTG ASSOC 91ST FHA PROJ	VAR RT 02/01/2023 DD 11/04/99	12,023	12,325	11,407
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	1,000,000	997,670	996,070
SBA TOWER TRUST 144A	2.898% 10/15/2044 DD 10/15/14	900,000	900,000	879,489
SCRIPPS NETWORKS INTERACTIVE I	2.800% 06/15/2020 DD 06/02/15	500,000	498,295	487,760
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	650,000	638,016	624,566
SLM STUDENT LOAN TR 12 A5 144A	VAR RT 09/15/2022 DD 11/25/03	1,399,856	1,398,763	1,390,771
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 10/25/2024 DD 04/13/05	566,710	561,840	554,724
SOCIETE GENERALE SA 144A	2.625% 09/16/2020 DD 09/16/15	1,150,000	1,144,975	1,149,310
SOUTHWEST AIRLINES CO	2.750% 11/06/2019 DD 11/06/14	500,000	498,980	503,875
SUMITOMO MITSUI BANKING CORP	VAR RT 01/16/2018 DD 01/16/15	450,000	451,076	448,457
TELEFONICA EMISIONES SAU	5.877% 07/15/2019 DD 07/06/09	650,000	722,605	714,370
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	900,000	1,000,629	1,005,849
THOMSON REUTERS CORP	3.950% 09/30/2021 DD 10/05/11	1,000,000	1,052,280	1,032,560
TIAA ASSET MANAGEMENT FIN 144A	2.950% 11/01/2019 DD 10/30/14	800,000	798,560	801,592
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	700,000	792,708	732,291
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	5,500,000	5,633,679	5,497,195
U S TREASURY NOTE	2.000% 08/15/2025 DD 08/15/15	6,000,000	5,994,141	5,850,240
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	6,200,000	6,202,013	6,092,926
U S TREASURY NOTE	VAR RT 10/31/2017 DD 10/31/15	400,000	399,869	399,636
U S TREASURY NOTE	0.375% 02/15/2016 DD 02/15/13	5,900,000	5,906,215	5,900,000
U S TREASURY NOTE	2.125% 05/15/2025 DD 05/15/15	2,400,000	2,357,698	2,368,680
UBS AG/STAMFORD CT	2.375% 08/14/2019 DD 08/14/14	1,600,000	1,597,376	1,598,128
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	500,000	497,580	499,970
UNITEDHEALTH GROUP INC	2.700% 07/15/2020 DD 07/23/15	800,000	822,944	808,384
UNIV OF CALIFORNIA CA REVENUES	VAR RT 07/01/2041 DD 04/14/14	1,000,000	1,000,000	999,190
US TREAS-CPI INFLAT	0.125% 04/15/2020 DD 04/15/15	4,976,587	4,935,362	4,913,136
US TREAS-CPI INFLAT	0.125% 01/15/2022 DD 01/15/12	7,881,300	8,108,780	7,637,374
US TREAS-CPI INFLAT	0.125% 04/15/2018 DD 04/15/13	5,144,500	5,279,634	5,134,571
VERIZON COMMUNICATIONS INC	4.500% 09/15/2020 DD 09/18/13	1,000,000	1,089,980	1,074,410
VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	2,600,000	2,900,560	2,858,258
VERIZON COMMUNICATIONS INC	3.000% 11/01/2021 DD 10/29/14	150,000	149,383	149,579
WELLS FARGO & CO	3.300% 09/09/2024 DD 09/09/14	2,500,000	2,488,775	2,487,050
WFRBS COMMERCIAL MORTGA C11 A2	2.029% 03/15/2045 DD 02/01/13	1,000,000	1,016,758	999,730
WILLIAMS PARTNERS LP	5.250% 03/15/2020 DD 02/09/10	850,000	958,460	789,438
WILLIAMS PARTNERS LP / ACMP FI	4.875% 03/15/2024 DD 03/07/14	400,000	404,000	320,496
ARGENT SECURITIES INC A W10 M1	VAR RT 10/25/2034 DD 09/09/04	419,284	310,794	385,204
BANC OF AMERICA MORTGAGE A 1A1	VAR RT 02/25/2034 DD 01/01/04	10,100	10,032	9,679
BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	136,098	135,673	117,314

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2015

FHLMC MULTICLASS MTG K006 AX1	VAR RT 01/25/2020 DD 04/01/10	2,359,628	159,367	79,000
FHLMC MULTICLASS MTG K007 X1	VAR RT 04/25/2020 DD 06/01/10	479,339	36,437	17,343
FHLMC MULTICLASS MTG K008 X1	VAR RT 06/25/2020 DD 09/01/10	544,126	56,474	29,160
FIRST BOSTON MORTGAGE SE A I-O	9.488% 05/15/2018 DD 03/01/87	44	297	1
FIRST BOSTON MORTGAGE SE A P-O	0.000% 05/15/2018 DD 03/01/87	44	37	43
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	99,094	98,026	97,622
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	19,353	19,232	18,772
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	224,299	200,047	225,817
NCUA GUARANTEED NOTES TR C1 A2	2.900% 10/29/2020 DD 11/10/10	11,272	11,457	11,244
NORTHSTAR EDU FIN INC DE	VAR RT 01/29/2046 DD 03/13/07	300,000	246,000	282,790
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	149,449	148,912	143,734
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	(343)	343	343
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	(1,505)	1,505	1,505
FHLMC MULTICLASS MTG 6 C	9.050% 06/15/2019 DD 05/15/88	(265)	265	265
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	(1,741)	1,741	1,741
U S TREASURY BILL	0.000% 01/14/2016 DD 07/16/15	100,000	(99,999)	(99,999)
US TREAS BD FUTURE (CBT)	EXP MAR 16	(11)	(2,493)	(2,493)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		6,652,989	6,652,989
TOTAL UNDERLYING ASSETS			220,997,284	214,795,859
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,133,361)
CONTRACT VALUE				211,662,498

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR VOYA #60090
December 31, 2015

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value

	AMERIQUEST MORTGAGE SEC AR2 M1	VAR RT 05/25/2033 DD 05/14/03	5,979	5,979	5,447
	ASSET BACKED SECURITIES HE3 M1	VAR RT 06/15/2033 DD 06/03/03	12,690	12,677	12,112
	ASSET BACKED SECURITIES HE4 M2	VAR RT 08/15/2033 DD 08/06/03	6,802	6,802	6,186
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	7,110	7,065	6,771
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	6,968	6,972	6,568
	CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	4,850	4,858	4,580
	CITIGROUP GLOBAL MARKETS HE1 A	VAR RT 04/25/2033 DD 04/25/03	587	587	557
	COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	2,310	2,339	2,261
	FEDERAL HOME LN MTG CORP	1.000% 03/08/2017 DD 01/30/12	1,000,000	997,496	1,000,830
	FEDERAL NATL MTG ASSN	0.500% 03/30/2016 DD 02/15/13	1,000,000	1,001,522	1,000,080
	FNMA POOL #0025394	6.000% 09/01/2016 DD 08/01/01	603	626	608
	FNMA POOL #0545616	6.500% 04/01/2017 DD 04/01/02	706	742	718
	FNMA POOL #0555419	6.500% 11/01/2017 DD 04/01/03	3,145	3,319	3,202
	FNMA POOL #0604967	6.000% 12/01/2016 DD 11/01/01	1,204	1,256	1,211
	FNMA POOL #0609540	6.000% 10/01/2016 DD 10/01/01	7	7	7
	FNMA POOL #0621074	6.000% 01/01/2017 DD 12/01/01	1,539	1,597	1,559
	FNMA POOL #0630950	6.500% 02/01/2017 DD 02/01/02	340	359	345
	FNMA POOL #0631043	6.500% 02/01/2017 DD 02/01/02	240	253	241
	FNMA POOL #0644768	6.500% 05/01/2017 DD 05/01/02	673	709	678
	FNMA POOL #0663198	5.500% 10/01/2017 DD 09/01/02	2,064	2,135	2,106
	FNMA POOL #0671380	6.000% 11/01/2017 DD 10/01/02	1,744	1,810	1,757
	GSAMP TRUST 2002-HE HE M1	VAR RT 11/20/2032 DD 11/27/02	5,431	5,523	5,215
	HOME EQUITY ASSET TRUST 2 4 M1	VAR RT 10/25/2033 DD 06/27/03	17,696	17,696	16,237
	HOME EQUITY ASSET TRUST 5 M1	VAR RT 12/25/2033 DD 08/28/03	8,382	8,382	7,989
	HOME EQUITY ASSET TRUST 5 M2	VAR RT 12/25/2033 DD 08/28/03	1,586	1,586	1,474
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	51,959	51,959	48,533
	MORGAN STANLEY ABS CAPI HE1 M1	VAR RT 05/25/2033 DD 06/27/03	20,623	20,623	19,524
	MORGAN STANLEY ABS CAPI NC6 M1	VAR RT 06/25/2033 DD 06/26/03	14,585	14,584	14,209
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	7,755	7,755	7,299
	MORGAN STANLEY ABS CAPI NC7 M2	VAR RT 06/25/2033 DD 07/30/03	474	474	465
	MORGAN STANLEY DEAN WIT NC5 M3	VAR RT 10/25/2032 DD 10/29/02	843	844	599
	RAMP SERIES 2003-RZ2 TR RZ2 A1	VAR RT 04/25/2033 DD 03/01/03	3,582	3,577	3,603
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		47,506	47,506
	TOTAL UNDERLYING ASSETS			2,239,619	2,230,477
	ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(13,391)
	CONTRACT VALUE				2,217,086

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2015

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value

	ABBOTT LABORATORIES	2.000% 03/15/2020 DD 03/10/15	165,000	164,686	164,449
	ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	530,000	528,165	524,674
	ACE INA HOLDINGS INC	2.300% 11/03/2020 DD 11/03/15	315,000	315,916	312,735
	ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	145,000	144,993	144,885
	AMERICAN HONDA FINANCE CORP	2.250% 08/15/2019 DD 09/09/14	1,050,000	1,048,057	1,052,583
	APPLE INC	1.000% 05/03/2018 DD 05/03/13	1,175,000	1,170,664	1,165,459
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	525,000	524,207	524,333
	BARCLAYS BANK PLC	5.000% 09/22/2016 DD 09/22/09	1,200,000	1,296,348	1,230,792
	BAXTER INTERNATIONAL INC	0.950% 06/01/2016 DD 06/11/13	510,000	509,510	509,689
	BAYER US FINANCE LLC 144A	1.500% 10/06/2017 DD 10/08/14	965,000	966,366	964,604
	BB&T CORP	2.150% 03/22/2017 DD 03/22/12	1,100,000	1,097,613	1,108,481
	BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	1,200,000	1,317,360	1,247,052
	BERKSHIRE HATHAWAY FINANCE COR	0.950% 08/15/2016 DD 08/15/13	385,000	384,268	385,216
	BIOGEN INC	2.900% 09/15/2020 DD 09/15/15	235,000	234,511	234,382
	BP CAPITAL MARKETS PLC	3.200% 03/11/2016 DD 03/11/11	505,000	531,447	507,444
	CAPITAL ONE FINANCIAL CORP	3.150% 07/15/2016 DD 07/19/11	600,000	627,864	605,544
	CFCRE COMMERCIAL MO C1 A2 144A	3.759% 04/15/2044 DD 04/01/11	121,217	124,512	121,460
	CHASE ISSUANCE TRUST A8 A8	1.010% 10/15/2018 DD 10/31/13	1,270,000	1,273,721	1,268,857
	CHEVRON CORP	4.950% 03/03/2019 DD 03/03/09	580,000	657,355	631,916
	CHEVRON CORP	1.961% 03/03/2020 DD 03/03/15	360,000	360,000	354,758
	CITIGROUP INC	2.150% 07/30/2018 DD 07/30/15	900,000	899,766	899,334
	COLGATE-PALMOLIVE CO	1.750% 03/15/2019 DD 03/03/14	975,000	973,830	977,174
	CONOCOPHILLIPS CO	1.050% 12/15/2017 DD 12/07/12	590,000	588,649	579,303
	CONSUMERS ENERGY CO	6.125% 03/15/2019 DD 09/12/08	900,000	1,067,463	1,008,999
	COUNTRYWIDE FINANCIAL CORP	6.250% 05/15/2016 DD 05/16/06	695,000	698,971	706,718
	DAIMLER FINANCE NORTH AME 144A	2.400% 04/10/2017 DD 04/10/12	1,000,000	1,030,820	1,005,280
	ELI LILLY & CO	1.950% 03/15/2019 DD 02/25/14	1,125,000	1,123,054	1,134,675
	ENLINK MIDSTREAM PARTNERS LP	2.700% 04/01/2019 DD 03/19/14	170,000	172,540	155,110
	EXELON CORP	2.850% 06/15/2020 DD 06/11/15	290,000	290,197	288,414
	FEDERAL HOME LN MTG CORP	2.000% 11/25/2020 DD 11/30/15	1,050,000	1,050,000	1,050,157
	FEDERAL NATL MTG ASSN	2.250% 03/15/2016 DD 01/18/11	1,130,000	1,188,297	1,134,034
	FHLMC POOL #C9-1385	4.000% 08/01/2031 DD 08/01/11	637,953	678,124	681,946
	FHLMC POOL #J1-1829	4.000% 03/01/2025 DD 03/01/10	250,549	269,810	262,744
	FHLMC POOL #J1-2388	4.000% 07/01/2025 DD 06/01/10	297,475	319,227	314,213
	FHLMC POOL #J1-3242	3.500% 10/01/2025 DD 10/01/10	91,900	96,954	96,496
	FHLMC POOL #J1-3503	3.500% 11/01/2025 DD 11/01/10	111,816	117,966	117,435
	FHLMC POOL #J1-3504	3.500% 11/01/2025 DD 11/01/10	67,998	71,738	71,282

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2015

FIFTH THIRD BANCORP	3.625% 01/25/2016 DD 01/25/11	750,000	785,542	751,327
FNMA POOL #0888416	5.000% 09/01/2035 DD 05/01/07	86,793	93,780	96,017
FNMA POOL #0AC1878	4.500% 09/01/2039 DD 08/01/09	453,388	493,343	497,412
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	435,000	435,000	431,911
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	475,000	474,145	474,819
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	1,300,000	1,318,239	1,303,302
HARLEY-DAVIDSON MOTORCYCL 1 A3	1.100% 09/15/2019 DD 04/16/14	1,200,000	1,202,953	1,195,560
HSBC BANK PLC 144A	1.500% 05/15/2018 DD 05/15/13	1,100,000	1,099,737	1,087,911
HUNTINGTON NATIONAL BANK/THE	2.200% 11/06/2018 DD 11/06/15	250,000	249,705	249,310
HYATT HOTELS CORP	3.875% 08/15/2016 DD 08/09/11	1,050,000	1,045,496	1,065,382
INTERNATIONAL BUSINESS MACHINE	1.950% 07/22/2016 DD 07/22/11	250,000	256,197	251,495
JEFFERIES GROUP LLC	5.500% 03/15/2016 DD 03/08/04	500,000	544,325	504,070
JM SMUCKER CO/THE	1.750% 03/15/2018 DD 09/15/15	385,000	384,423	383,190
JOHN DEERE CAPITAL CORP	2.800% 09/18/2017 DD 09/16/10	825,000	892,988	843,266
JOHN DEERE CAPITAL CORP	1.050% 10/11/2016 DD 10/11/13	550,000	549,302	550,644
KRAFT HEINZ FOODS CO 144A	2.000% 07/02/2018 DD 07/02/15	530,000	529,017	527,498
LB-UBS COMMERCIAL MORTGA C1 A4	4.568% 01/15/2031 DD 01/11/04	62,168	65,690	62,377
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	780,000	778,752	783,097
MEDTRONIC INC	1.375% 04/01/2018 DD 03/26/13	1,105,000	1,104,076	1,099,077
MERCK & CO INC	1.850% 02/10/2020 DD 02/10/15	850,000	848,751	846,031
METLIFE INC	6.750% 06/01/2016 DD 05/29/09	1,100,000	1,295,008	1,125,201
MORGAN STANLEY CAPI C2 A2 144A	3.476% 06/15/2044 DD 06/01/11	807,355	817,700	810,431
ORACLE CORP	5.250% 01/15/2016 DD 01/13/06	1,100,000	1,255,551	1,101,617
PEPSICO INC	1.125% 07/17/2017 DD 07/17/15	1,010,000	1,009,677	1,009,929
PHILLIPS 66	2.950% 05/01/2017 DD 11/01/12	350,000	349,937	354,757
PNC BANK NA	1.600% 06/01/2018 DD 06/01/15	950,000	949,364	942,913
PRIVATE EXPORT FUNDING CORP	1.375% 02/15/2017 DD 01/19/12	1,240,000	1,266,387	1,242,468
ROCHE HOLDINGS INC 144A	2.250% 09/30/2019 DD 09/29/14	920,000	918,657	924,802
SOUTHERN CALIFORNIA GAS CO	1.550% 06/15/2018 DD 06/18/15	770,000	769,977	767,236
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	840,000	840,637	841,327
TORCHMARK CORP	9.250% 06/15/2019 DD 06/30/09	425,000	516,086	513,961
TORONTO-DOMINION BANK/THE	2.500% 12/14/2020 DD 12/14/15	500,000	498,994	499,795
TOYOTA MOTOR CREDIT CORP	1.550% 07/13/2018 DD 07/13/15	650,000	649,448	648,466
U S TREASURY NOTE	2.000% 11/30/2020 DD 11/30/13	2,035,000	2,057,472	2,055,594
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	3,720,000	3,717,408	3,733,094
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	5,670,000	5,696,082	5,702,999
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	1,595,000	1,585,717	1,570,453
U S TREASURY NOTE	1.375% 03/31/2020 DD 03/31/15	3,560,000	3,541,850	3,516,176
U S TREASURY NOTE	0.500% 07/31/2017 DD 07/31/12	1,065,000	1,058,981	1,056,927
U S TREASURY NOTE	0.875% 07/31/2019 DD 07/31/12	4,225,000	4,080,056	4,129,600
U S TREASURY NOTE	0.750% 10/31/2017 DD 10/31/12	2,185,000	2,175,611	2,173,398
U S TREASURY NOTE	1.000% 11/30/2019 DD 11/30/12	1,365,000	1,323,090	1,334,124

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2015

U S TREASURY NOTE	0.875% 01/31/2018 DD 01/31/13	2,900,000	2,909,629	2,885,500
U S TREASURY NOTE	0.750% 03/31/2018 DD 03/31/13	6,690,000	6,659,828	6,630,125
U S TREASURY NOTE	1.000% 05/31/2018 DD 05/31/13	5,145,000	5,094,287	5,118,658
U S TREASURY NOTE	1.375% 06/30/2018 DD 06/30/13	2,100,000	2,092,125	2,108,274
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	7,935,000	8,127,253	8,026,094
U S TREASURY NOTE	2.125% 08/31/2020 DD 08/31/13	1,120,000	1,151,106	1,138,066
U S TREASURY NOTE	1.125% 06/15/2018 DD 06/15/15	825,000	827,127	823,070
WALGREENS BOOTS ALLIANCE INC	2.700% 11/18/2019 DD 11/18/14	200,000	199,758	199,624
WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	1,050,000	1,041,894	1,051,271
WISCONSIN PUBLIC SERVICE CORP	1.650% 12/04/2018 DD 12/04/15	520,000	519,516	516,688
ZIMMER BIOMET HOLDINGS INC	2.700% 04/01/2020 DD 03/19/15	370,000	370,128	365,349
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		4,681,581	4,681,581
TOTAL UNDERLYING ASSETS			107,114,352	106,145,891
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(891,564)
CONTRACT VALUE				105,254,327

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2015

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value

	ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	775,000	771,822	767,211
	ACE INA HOLDINGS INC	5.700% 02/15/2017 DD 02/08/07	770,000	872,587	805,690
	ACE INA HOLDINGS INC	2.300% 11/03/2020 DD 11/03/15	495,000	494,723	491,441
	ACTAVIS FUNDING SCS	1.850% 03/01/2017 DD 03/12/15	585,000	584,731	586,047
	AMAZON.COM INC	2.600% 12/05/2019 DD 12/05/14	705,000	710,186	716,054
	AMERICAN EXPRESS CREDIT CORP	1.125% 06/05/2017 DD 06/05/14	595,000	593,309	592,257
	AMERICAN HONDA FINANCE CO 144A	1.600% 02/16/2018 DD 02/19/13	125,000	124,402	124,051
	AMERICAN HONDA FINANCE CORP	1.550% 12/11/2017 DD 12/11/14	225,000	224,791	225,049
	AMGEN INC	3.450% 10/01/2020 DD 09/16/10	595,000	617,872	612,356
	AMGEN INC	1.250% 05/22/2017 DD 05/22/14	630,000	629,313	627,631
	ASTRAZENECA PLC	2.375% 11/16/2020 DD 11/16/15	470,000	468,045	466,644
	AT&T INC	3.000% 02/15/2022 DD 02/13/12	185,000	178,654	181,352
	AT&T INC 144A	0.000% 11/27/2022 DD 11/27/07	2,000,000	1,542,500	1,557,300
	AUTOMATIC DATA PROCESSING INC	2.250% 09/15/2020 DD 09/15/15	250,000	249,777	250,948
	BAE SYSTEMS PLC 144A	3.500% 10/11/2016 DD 10/11/11	305,000	322,132	309,401
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	945,000	1,071,117	1,016,168
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	205,000	206,652	205,668
	BANK OF AMERICA CORP	2.250% 04/21/2020 DD 04/21/15	280,000	274,862	273,244
	BANK OF AMERICA NA	2.050% 12/07/2018 DD 12/07/15	1,170,000	1,170,000	1,166,630
	BANK OF TOKYO-MITSUBISHI 144A	1.700% 03/05/2018 DD 03/05/15	670,000	669,471	664,426
	BARCLAYS PLC	2.750% 11/08/2019 DD 11/10/14	200,000	199,296	199,270
	BARCLAYS PLC	2.000% 03/16/2018 DD 03/16/15	265,000	264,976	263,418
	BAXALTA INC 144A	2.875% 06/23/2020 DD 06/23/15	430,000	429,862	424,664
	BAXTER INTERNATIONAL INC	0.950% 06/01/2016 DD 06/11/13	500,000	499,520	499,695
	BAYER US FINANCE LLC 144A	1.500% 10/06/2017 DD 10/08/14	400,000	399,732	399,836
	BEAR STEARNS COS LLC/THE	6.400% 10/02/2017 DD 10/02/07	945,000	1,062,224	1,017,699
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	360,000	418,541	397,112
	BIOGEN INC	6.875% 03/01/2018 DD 03/04/08	240,000	277,529	262,901
	BIOGEN INC	2.900% 09/15/2020 DD 09/15/15	455,000	454,054	453,803
	BOARDWALK PIPELINES LP	5.875% 11/15/2016 DD 11/21/06	580,000	637,803	585,626
	CAPITAL ONE BANK USA NA	2.250% 02/13/2019 DD 02/13/14	245,000	244,142	243,924
	CAPITAL ONE MULTI-ASSET A1 A1	1.390% 01/15/2021 DD 03/31/15	530,000	529,924	527,000
	CAPITAL ONE MULTI-ASSET A2 A2	1.260% 01/15/2020 DD 04/10/14	620,000	622,955	619,820
	CAPITAL ONE NA/MCLEAN VA	2.350% 08/17/2018 DD 08/18/15	250,000	249,727	250,470
	CATHOLIC HEALTH INITIATIVES	1.600% 11/01/2017 DD 10/31/12	1,145,000	1,138,587	1,142,779
	CHASE ISSUANCE TRUST A2 A2	1.590% 02/18/2020 DD 03/13/15	1,165,000	1,164,943	1,164,837
	CHEVRON CORP	2.419% 11/17/2020 DD 11/17/15	495,000	495,000	492,218

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2015

CISCO SYSTEMS INC	1.650% 06/15/2018 DD 06/17/15	1,430,000	1,429,757	1,435,977
CITIBANK CREDIT CARD ISS A6 A6	1.320% 09/07/2018 DD 09/20/13	405,000	407,452	405,790
CITIBANK CREDIT CARD ISS A8 A8	1.730% 04/09/2020 DD 09/24/14	310,000	313,839	310,725
CITIGROUP INC	1.750% 05/01/2018 DD 05/01/13	370,000	368,498	366,870
CITIGROUP INC	1.800% 02/05/2018 DD 02/05/15	2,090,000	2,087,555	2,081,995
COMPASS BANK	2.750% 09/29/2019 DD 09/29/14	370,000	369,142	366,300
CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	365,000	364,730	366,639
DAIMLER FINANCE NORTH AME 144A	1.125% 03/10/2017 DD 03/10/14	395,000	394,779	392,002
DAIMLER FINANCE NORTH AME 144A	2.000% 08/03/2018 DD 08/03/15	205,000	204,584	203,633
DAYTON POWER & LIGHT CO/THE	1.875% 09/15/2016 DD 03/15/14	445,000	444,243	445,387
DIGNITY HEALTH	2.637% 11/01/2019 DD 10/15/14	235,000	235,000	235,940
DISCOVER CARD EXECUTION A3 A3	1.220% 10/15/2019 DD 05/05/14	1,170,000	1,175,713	1,168,701
DOMINION GAS HOLDINGS LLC	1.050% 11/01/2016 DD 05/01/14	625,000	624,775	624,338
DOMINION GAS HOLDINGS LLC	2.500% 12/15/2019 DD 12/08/14	515,000	514,804	514,444
DOMINION RESOURCES INC/VA	1.250% 03/15/2017 DD 03/24/14	450,000	449,541	447,215
ENABLE MIDSTREAM PARTNERS LP	2.400% 05/15/2019 DD 11/15/15	795,000	794,412	706,334
ENERGY TRANSFER PARTNERS LP	2.500% 06/15/2018 DD 06/23/15	555,000	554,700	531,607
EXELON CORP	2.850% 06/15/2020 DD 06/11/15	1,085,000	1,084,794	1,079,065
FEDERAL NATL MTG ASSN	1.500% 11/30/2020 DD 10/19/15	1,510,000	1,508,596	1,483,167
FEDERAL NATL MTG ASSN	1.875% 12/28/2020 DD 11/16/15	2,130,000	2,129,808	2,128,850
FEDEX CORP	2.300% 02/01/2020 DD 01/09/15	1,145,000	1,142,928	1,149,431
FIFTH THIRD BANCORP	2.875% 07/27/2020 DD 07/27/15	570,000	569,265	569,367
FIFTH THIRD BANK/CINCINNATI OH	2.150% 08/20/2018 DD 08/20/15	335,000	334,943	335,955
FISCAL YEAR 2005 SECURITIZATIO	4.930% 04/01/2020 DD 12/02/04	210,000	225,668	225,059
FORD CREDIT AUTO OWNER TR A A3	1.280% 09/15/2019 DD 03/24/15	485,000	484,961	484,219
FORD CREDIT AUTO OWNER TR B A3	1.160% 11/15/2019 DD 05/26/15	780,000	779,928	774,275
FORD MOTOR CREDIT CO LLC	1.500% 01/17/2017 DD 11/12/13	920,000	919,074	913,551
FORD MOTOR CREDIT CO LLC	1.461% 03/27/2017 DD 03/27/15	775,000	770,226	767,645
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	300,000	300,090	297,870
GENERAL MOTORS FINANCIAL CO IN	3.100% 01/15/2019 DD 10/13/15	440,000	439,798	439,362
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	770,000	768,614	769,707
GNMA GTD REMIC P/T 11-121 FA	VAR RT 03/16/2043 DD 09/16/11	427,229	428,464	423,550
HALLIBURTON CO	1.000% 08/01/2016 DD 08/05/13	285,000	284,783	284,558
HALLIBURTON CO	2.700% 11/15/2020 DD 11/13/15	540,000	538,893	533,763
HONDA AUTO RECEIVABLES 20 2 A3	1.040% 02/21/2019 DD 05/20/15	1,115,000	1,114,829	1,108,678
HONDA AUTO RECEIVABLES 20 3 A3	1.270% 04/18/2019 DD 08/19/15	640,000	639,992	636,992
HUNTINGTON NATIONAL BANK/THE	1.700% 02/26/2018 DD 02/26/15	665,000	664,069	657,599
HUNTINGTON NATIONAL BANK/THE	2.000% 06/30/2018 DD 06/30/15	240,000	239,306	238,488
HUNTINGTON NATIONAL BANK/THE	2.200% 11/06/2018 DD 11/06/15	420,000	419,504	418,841
JPMORGAN CHASE & CO	4.950% 03/25/2020 DD 03/25/10	150,000	164,522	162,650
KEYCORP	2.900% 09/15/2020 DD 09/15/15	795,000	794,857	792,011
KRAFT FOODS GROUP INC	6.125% 08/23/2018 DD 08/23/12	275,000	335,923	301,934

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2015

LOCKHEED MARTIN CORP	1.850% 11/23/2018 DD 11/23/15	535,000	534,085	534,053
MANUFACTURERS & TRADERS TRUST	2.250% 07/25/2019 DD 07/25/14	110,000	109,674	109,657
MARSH & MCLENNAN COS INC	2.550% 10/15/2018 DD 09/27/13	1,025,000	1,024,457	1,034,768
MCDONALD'S CORP	2.200% 05/26/2020 DD 05/26/15	305,000	304,427	299,473
MCDONALD'S CORP	2.750% 12/09/2020 DD 12/09/15	1,215,000	1,212,752	1,214,162
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	1,065,000	1,071,476	1,071,262
MICROSOFT CORP	2.000% 11/03/2020 DD 11/03/15	1,800,000	1,798,560	1,800,504
MIZUHO BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	1,115,000	1,115,591	1,109,001
MORGAN STANLEY	5.950% 12/28/2017 DD 12/28/07	260,000	288,928	279,586
MORGAN STANLEY	5.625% 09/23/2019 DD 09/23/09	760,000	869,858	838,736
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	535,000	605,299	575,938
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	570,000	580,334	575,472
NATIONAL RURAL UTILITIES COOPE	0.950% 04/24/2017 DD 04/24/15	660,000	659,584	656,825
NCUA GUARANTEED NOTES	3.450% 06/12/2021 DD 06/16/11	885,000	947,879	959,641
NISSAN AUTO RECEIVABLES 2 A A3	1.050% 10/15/2019 DD 04/14/15	1,100,000	1,099,572	1,092,421
NORTHERN STATES POWER CO/MN	2.200% 08/15/2020 DD 08/11/15	400,000	399,264	397,260
PLAINS ALL AMERICAN PIPELINE L	2.600% 12/15/2019 DD 12/09/14	510,000	509,046	452,263
PNC BANK NA	2.200% 01/28/2019 DD 01/28/14	250,000	253,112	250,818
PNC BANK NA	2.400% 10/18/2019 DD 09/18/14	380,000	382,934	381,474
PNC BANK NA	1.500% 02/23/2018 DD 02/23/15	265,000	264,931	263,717
PRINCIPAL FINANCIAL GROUP INC	1.850% 11/15/2017 DD 11/16/12	130,000	129,865	130,108
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	160,860	205,097	191,994
PRUDENTIAL FINANCIAL INC	7.375% 06/15/2019 DD 06/08/09	345,000	417,209	400,379
REGENCY ENERGY PARTNERS LP / R	5.750% 09/01/2020 DD 09/11/13	425,000	463,815	415,187
REGIONS BANK/BIRMINGHAM AL	2.250% 09/14/2018 DD 07/31/15	635,000	634,244	634,333
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	529,286	529,286	520,008
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	645,357	645,357	639,388
STHRN CALIFORNIA ST PUBLIC PWR	6.930% 05/15/2017 DD 09/15/97	1,285,000	1,574,047	1,385,564
SUMITOMO MITSUI BANKING CORP	1.300% 01/10/2017 DD 01/10/14	875,000	874,895	872,856
SUMITOMO MITSUI BANKING CORP	1.350% 07/11/2017 DD 07/11/14	420,000	417,736	417,446
SUNOCO LOGISTICS PARTNERS OPER	4.400% 04/01/2021 DD 11/17/15	530,000	529,497	513,607
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	625,000	624,838	622,756
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	750,000	748,568	751,185
THOMSON REUTERS CORP	0.875% 05/23/2016 DD 05/23/13	385,000	383,968	384,700
TIAA ASSET MANAGEMENT FIN 144A	2.950% 11/01/2019 DD 10/30/14	760,000	758,632	761,512
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	310,000	357,144	338,226
TORONTO-DOMINION BANK/THE	2.625% 09/10/2018 DD 09/10/13	395,000	394,285	402,560
TOYOTA AUTO RECEIVABLES 2 B A3	1.270% 05/15/2019 DD 06/17/15	1,695,000	1,694,908	1,687,695
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	1,805,000	1,793,324	1,811,354
U S TREASURY NOTE	0.625% 02/15/2017 DD 02/15/14	8,390,000	8,382,645	8,368,689
U S TREASURY NOTE	0.875% 04/15/2017 DD 04/15/14	3,435,000	3,446,613	3,434,210
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	1,310,000	1,325,099	1,317,624

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2015

U S TREASURY NOTE	0.875% 10/15/2017 DD 10/15/14	2,360,000	2,360,213	2,352,896
U S TREASURY NOTE	1.500% 10/31/2019 DD 10/31/14	4,675,000	4,662,872	4,660,414
U S TREASURY NOTE	0.875% 11/15/2017 DD 11/15/14	3,920,000	3,922,463	3,906,358
U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	1,080,000	1,080,633	1,075,702
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	2,835,000	2,806,423	2,791,369
U S TREASURY NOTE	0.750% 04/15/2018 DD 04/15/15	13,850,000	13,787,483	13,715,794
U S TREASURY NOTE	1.375% 04/30/2020 DD 04/30/15	955,000	953,508	942,652
U S TREASURY NOTE	0.500% 04/30/2017 DD 04/30/15	455,000	454,027	452,620
U S TREASURY NOTE	1.000% 08/15/2018 DD 08/15/15	3,655,000	3,655,767	3,631,316
U S TREASURY NOTE	1.375% 08/31/2020 DD 08/31/15	1,785,000	1,780,065	1,756,404
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	3,770,000	3,721,838	3,704,892
U S TREASURY NOTE	1.250% 11/15/2018 DD 11/15/15	6,065,000	6,058,143	6,055,539
U S TREASURY NOTE	0.875% 11/30/2017 DD 11/30/15	355,000	354,251	353,974
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	1,310,000	1,308,976	1,302,219
U S TREASURY NOTE	0.875% 01/31/2017 DD 01/31/12	4,950,000	5,010,956	4,950,396
U S TREASURY NOTE	0.625% 05/31/2017 DD 05/31/12	4,250,000	4,244,620	4,231,258
U S TREASURY NOTE	0.500% 07/31/2017 DD 07/31/12	5,880,000	5,821,353	5,835,430
U S TREASURY NOTE	0.625% 08/31/2017 DD 08/31/12	7,185,000	7,160,129	7,138,944
U S TREASURY NOTE	0.625% 09/30/2017 DD 09/30/12	1,040,000	1,038,836	1,032,814
U S TREASURY NOTE	0.750% 10/31/2017 DD 10/31/12	580,000	578,641	576,920
U S TREASURY NOTE	0.750% 03/31/2018 DD 03/31/13	2,730,000	2,685,640	2,705,567
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	4,910,000	4,992,125	4,966,367
U S TREASURY NOTE	0.875% 05/15/2017 DD 05/15/14	1,465,000	1,472,591	1,464,092
U S TREASURY NOTE	1.500% 05/31/2019 DD 05/31/14	10,480,000	10,541,449	10,489,851
U S TREASURY NOTE	0.875% 06/15/2017 DD 06/15/14	6,760,000	6,762,429	6,752,632
U S TREASURY NOTE	1.625% 07/31/2019 DD 07/31/14	16,065,000	16,185,222	16,120,906
U S TREASURY NOTE	1.125% 06/15/2018 DD 06/15/15	10,640,000	10,694,158	10,615,102
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	3,875,000	3,897,251	3,859,112
U S TREASURY NOTE	1.625% 07/31/2020 DD 07/31/15	4,660,000	4,654,515	4,637,772
U S TREASURY NOTE	0.625% 07/31/2017 DD 07/31/15	2,810,000	2,796,499	2,794,292
UBS AG/STAMFORD CT	1.800% 03/26/2018 DD 03/26/15	480,000	479,371	479,198
UBS AG/STAMFORD CT	1.375% 06/01/2017 DD 06/01/15	330,000	329,690	328,429
VERIZON COMMUNICATIONS INC	3.500% 11/01/2021 DD 11/03/11	465,000	481,433	474,765
VERIZON COMMUNICATIONS INC	1.350% 06/09/2017 DD 06/11/14	725,000	724,638	722,905
VIACOM INC	2.500% 09/01/2018 DD 08/19/13	310,000	308,211	309,225
VISA INC	2.200% 12/14/2020 DD 12/14/15	2,140,000	2,138,181	2,136,020
WALGREENS BOOTS ALLIANCE INC	2.700% 11/18/2019 DD 11/18/14	1,045,000	1,043,736	1,043,035
WEC ENERGY GROUP INC	2.450% 06/15/2020 DD 06/10/15	510,000	509,067	507,409
WELLS FARGO & CO	2.550% 12/07/2020 DD 12/07/15	2,140,000	2,137,710	2,129,471
U S TREASURY NOTE	1.500% 10/31/2019 DD 10/31/14	3,245,000	(3,244,826)	(3,244,826)
U S TREASURY NOTE	1.250% 11/15/2018 DD 11/15/15	5,870,000	(5,873,402)	(5,873,402)
U S TREASURY NOTE	1.500% 05/31/2019 DD 05/31/14	3,545,000	(3,555,769)	(3,555,769)

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2015

U S TREASURY NOTE	0.875% 08/15/2017 DD 08/15/14	(3,565,000)	3,569,184	3,569,184
U S TREASURY NOTE	0.625% 12/31/2016 DD 12/31/14	(1,820,000)	1,817,099	1,817,099
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	(940,000)	927,453	927,453
U S TREASURY NOTE	0.875% 05/15/2017 DD 05/15/14	(8,005,000)	8,007,622	8,007,622
IGT Invesco Short Term Bond Fund		172,126,102	172,126,102	172,126,102
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		1,967,885	1,967,885
TOTAL UNDERLYING ASSETS			408,382,416	406,808,945
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(6,022,068)
WRAPPER				112,238
CONTRACT VALUE				400,899,115

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2015

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value

	21ST CENTURY FOX AMERICA INC	6.200% 12/15/2034 DD 12/03/04	1,050,000	1,050,525	1,192,212
	ABB TREASURY CENTER USA I 144A	2.500% 06/15/2016 DD 06/17/11	830,000	824,754	834,150
	ABBVIE INC	4.400% 11/06/2042 DD 05/06/13	310,000	331,336	289,515
	ABBVIE INC	4.500% 05/14/2035 DD 05/14/15	1,260,000	1,251,293	1,234,296
	ACTAVIS FUNDING SCS	2.450% 06/15/2019 DD 06/19/14	420,000	418,807	415,460
	ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	1,395,000	1,393,019	1,396,521
	ACTAVIS FUNDING SCS	3.800% 03/15/2025 DD 03/12/15	280,000	279,006	278,569
	AEP TEXAS CENTRAL TRANSITION F	5.170% 01/01/2020 DD 10/11/06	304,546	325,627	318,193
	AETNA INC	2.200% 03/15/2019 DD 03/07/14	485,000	484,515	482,488
	ALLY AUTO RECEIVABLES TRU 1 A2	0.480% 02/15/2017 DD 06/18/14	39,492	39,489	39,482
	ALLY AUTO RECEIVABLES TRU 1 A3	0.630% 05/15/2017 DD 04/10/13	86,156	86,236	86,130
	ALLY AUTO RECEIVABLES TRU 1 A3	1.390% 09/16/2019 DD 07/22/15	705,000	704,912	702,131
	ALLY MASTER OWNER TRUST 4 A2	1.430% 06/17/2019 DD 07/16/14	1,845,000	1,844,543	1,838,376
	ALLY MASTER OWNER TRUST 5 A	1.540% 09/15/2019 DD 10/11/12	1,380,000	1,379,606	1,371,748
	ALLY MASTER OWNER TRUST 5 A2	1.600% 10/15/2019 DD 11/12/14	860,000	859,984	855,554
	AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	425,000	533,622	471,321
	AMERICAN EXPRESS CREDIT CORP	2.250% 08/15/2019 DD 08/15/14	1,430,000	1,429,128	1,430,257
	AMGEN INC	5.650% 06/15/2042 DD 06/30/11	625,000	621,938	676,300
	AMGEN INC	3.875% 11/15/2021 DD 11/10/11	2,090,000	2,084,148	2,177,529
	APPLE INC	3.850% 05/04/2043 DD 05/03/13	840,000	798,555	773,900
	APPLE INC	4.375% 05/13/2045 DD 05/13/15	600,000	597,810	605,826
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	2,535,000	2,527,496	2,436,363
	BAE SYSTEMS PLC 144A	4.750% 10/11/2021 DD 10/11/11	2,140,000	2,137,817	2,277,709
	BANK OF AMERICA CORP	5.420% 03/15/2017 DD 03/15/07	400,000	398,765	416,356
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	370,000	353,113	397,865
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	1,875,000	1,898,306	1,881,113
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	102,788
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	155,000	159,594	160,264
	BANK OF AMERICA NA	6.100% 06/15/2017 DD 06/19/07	870,000	896,222	919,207
	BANK OF NEW YORK MELLON CORP/T	2.100% 01/15/2019 DD 11/18/13	365,000	364,544	366,697
	BANK OF NEW YORK MELLON CORP/T	2.200% 03/04/2019 DD 02/04/14	410,000	409,545	411,242
	BANK OF NEW YORK MELLON CORP/T	2.200% 05/15/2019 DD 05/07/14	1,595,000	1,591,906	1,597,377
	BANK OF NEW YORK MELLON CORP/T	2.300% 09/11/2019 DD 09/11/14	400,000	399,924	401,176
	BECTON DICKINSON AND CO	3.125% 11/08/2021 DD 11/08/11	240,000	246,818	242,016
	BG ENERGY CAPITAL PLC 144A	4.000% 10/15/2021 DD 10/12/11	1,195,000	1,185,560	1,240,183
	BHP BILLITON FINANCE USA LTD	3.850% 09/30/2023 DD 09/30/13	580,000	579,287	549,156
	BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	298,269

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2015

BURLINGTON NORTHERN SANTA FE L	4.550% 09/01/2044 DD 08/18/14	890,000	920,272	859,170
CARDINAL HEALTH INC	3.750% 09/15/2025 DD 06/23/15	815,000	814,413	827,396
CELGENE CORP	3.550% 08/15/2022 DD 08/12/15	165,000	164,553	166,604
CITIGROUP INC	4.500% 01/14/2022 DD 11/01/11	1,935,000	2,124,185	2,072,520
CITIGROUP INC	2.500% 09/26/2018 DD 09/26/13	980,000	975,708	988,516
CITIGROUP INC	2.500% 07/29/2019 DD 07/29/14	525,000	524,680	524,207
COCA-COLA FEMSA SAB DE CV	2.375% 11/26/2018 DD 11/26/13	970,000	968,729	968,594
COMCAST CORP	4.400% 08/15/2035 DD 05/27/15	1,070,000	1,069,347	1,076,377
COMERICA INC	2.125% 05/23/2019 DD 05/23/14	425,000	425,000	422,025
CONOCOPHILLIPS CO	4.150% 11/15/2034 DD 11/12/14	865,000	864,645	749,903
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	835,000	834,641	849,663
DAIMLER FINANCE NORTH AME 144A	2.375% 08/01/2018 DD 08/01/13	1,095,000	1,092,284	1,096,653
DAIMLER FINANCE NORTH AME 144A	1.125% 03/10/2017 DD 03/10/14	950,000	949,468	942,790
DEUTSCHE BANK AG/LONDON	1.350% 05/30/2017 DD 05/30/14	1,080,000	1,079,622	1,073,045
DEVON ENERGY CORP	3.250% 05/15/2022 DD 05/14/12	1,165,000	1,158,103	990,297
DEVON ENERGY CORP	5.000% 06/15/2045 DD 06/16/15	110,000	80,189	83,369
DIAGEO INVESTMENT CORP	2.875% 05/11/2022 DD 05/11/12	1,025,000	1,021,290	1,015,970
DIRECTV HOLDINGS LLC / DIRECTV	6.000% 08/15/2040 DD 08/17/10	170,000	173,308	173,966
DIRECTV HOLDINGS LLC / DIRECTV	6.375% 03/01/2041 DD 03/10/11	125,000	134,214	134,165
DOMINION RESOURCES INC/VA	1.950% 08/15/2016 DD 08/15/11	370,000	369,911	370,932
DOMINION RESOURCES INC/VA	2.500% 12/01/2019 DD 11/25/14	840,000	838,740	836,892
DTE ENERGY CO	3.850% 12/01/2023 DD 11/25/13	955,000	952,947	981,320
DUKE ENERGY PROGRESS LLC	3.000% 09/15/2021 DD 09/15/11	325,000	324,441	331,295
EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	985,000	982,941	975,268
EMD FINANCE LLC 144A	1.700% 03/19/2018 DD 03/19/15	690,000	689,883	683,417
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	795,000	794,960	773,893
ENCANA CORP	3.900% 11/15/2021 DD 11/14/11	1,320,000	1,319,776	1,089,554
EXELON CORP 144A	3.950% 06/15/2025 DD 06/11/15	770,000	768,422	768,976
EXELON GENERATION CO LLC	2.950% 01/15/2020 DD 01/13/15	570,000	569,892	567,948
FINANCING CORP STRIP	10.700% 10/06/2017 DD 10/08/87	375,000	527,096	436,526
FINANCING CORP STRIP	0.000% 10/06/2017 DD 10/27/88	395,000	375,783	387,084
FINANCING CORP STRIP	0.000% 05/02/2017 DD 11/02/91	965,000	662,077	951,336
FINANCING CORP STRIP	0.000% 10/06/2017 DD 10/08/87	5,750,000	3,958,415	5,635,173
FINANCING CORP STRIP	0.000% 11/30/2017 DD 11/30/87	1,740,000	1,182,382	1,699,023
FINANCING CORP STRIP PO	0.000% 12/27/2018 DD 01/03/89	900,000	574,587	857,664
FORD CREDIT AUTO OWNE 1 A 144A	2.120% 07/15/2026 DD 01/21/15	2,340,000	2,339,166	2,310,493
FORD CREDIT FLOORPLAN MAS 4 A1	1.400% 08/15/2019 DD 08/26/14	1,400,000	1,399,599	1,393,686
FORD CREDIT FLOORPLAN MAS 5 A1	1.500% 09/15/2018 DD 09/17/13	680,000	679,856	681,115
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	1,415,000	1,415,000	1,389,304
FORD MOTOR CREDIT CO LLC	3.219% 01/09/2022 DD 01/09/15	550,000	550,000	538,313
GE CAPITAL INTERNATIONAL 144A	2.342% 11/15/2020 DD 10/26/15	1,179,000	1,047,171	1,169,167
GENERAL ELECTRIC CO	2.700% 10/09/2022 DD 10/09/12	1,225,000	1,222,121	1,219,867

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2015

GENERAL ELECTRIC CO	5.300% 02/11/2021 DD 02/11/11	201,000	208,184	226,652
GENERAL ELECTRIC CO	4.375% 09/16/2020 DD 09/16/10	215,000	213,317	233,400
GILEAD SCIENCES INC	3.700% 04/01/2024 DD 03/07/14	1,165,000	1,163,124	1,193,333
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	465,000	464,344	468,222
GOLDMAN SACHS GROUP INC/THE	7.500% 02/15/2019 DD 02/05/09	480,000	563,731	549,245
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	1,315,000	1,438,644	1,427,985
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	1,650,000	1,646,344	1,824,273
HOME DEPOT INC/THE	2.625% 06/01/2022 DD 06/02/15	195,000	194,282	194,797
HSBC FINANCE CORP	6.676% 01/15/2021 DD 07/15/11	696,000	647,058	798,785
HSBC HOLDINGS PLC	4.250% 03/14/2024 DD 03/12/14	795,000	802,827	797,886
HUMANA INC	2.625% 10/01/2019 DD 09/19/14	560,000	559,972	561,417
INGERSOLL-RAND LUXEMBOURG FINA	2.625% 05/01/2020 DD 10/28/14	680,000	679,551	670,018
INTERNATIONAL PAPER CO	5.000% 09/15/2035 DD 05/26/15	795,000	789,348	788,338
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	1,800,000	1,760,094	1,944,108
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	1,590,000	1,594,913	1,697,134
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	880,000	875,547	787,494
KINDER MORGAN INC/DE	4.300% 06/01/2025 DD 11/26/14	1,230,000	1,225,055	1,062,732
KRAFT FOODS GROUP INC	3.500% 06/06/2022 DD 12/06/12	355,000	351,805	358,887
KRAFT HEINZ FOODS CO 144A	3.500% 07/15/2022 DD 07/02/15	575,000	573,643	578,968
KROGER CO/THE	6.400% 08/15/2017 DD 08/15/07	635,000	701,144	681,876
LOCKHEED MARTIN CORP	3.350% 09/15/2021 DD 09/09/11	1,280,000	1,276,544	1,311,270
MEDTRONIC INC	3.150% 03/15/2022 DD 03/15/15	1,570,000	1,566,719	1,587,144
METLIFE INC	6.750% 06/01/2016 DD 05/29/09	830,000	828,033	849,015
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	245,000	245,748	246,441
MICROSOFT CORP	3.500% 02/12/2035 DD 02/12/15	1,060,000	1,047,810	979,705
MICROSOFT CORP	4.200% 11/03/2035 DD 11/03/15	1,015,000	1,012,138	1,036,477
MIDAMERICAN ENERGY CO	3.500% 10/15/2024 DD 04/03/14	675,000	671,699	689,823
MONDELEZ INTERNATIONAL INC	4.000% 02/01/2024 DD 01/16/14	930,000	928,996	958,644
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	375,866
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	780,000	773,167	795,116
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	255,000	292,464	292,921
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	505,000	504,010	543,643
NCUA GUARANTEED NOTES TR C1 A2	2.900% 10/29/2020 DD 11/10/10	557,958	556,535	556,596
NEW YORK LIFE GLOBAL FUND 144A	2.100% 01/02/2019 DD 12/12/13	845,000	844,028	846,107
NORTHROP GRUMMAN CORP	1.750% 06/01/2018 DD 05/31/13	2,095,000	2,089,218	2,076,313
ORACLE CORP	3.900% 05/15/2035 DD 05/05/15	1,505,000	1,494,841	1,411,088
PACIFIC GAS & ELECTRIC CO	5.625% 11/30/2017 DD 12/04/07	1,260,000	1,324,027	1,346,839
PARKER-HANNIFIN CORP	3.300% 11/21/2024 DD 11/21/14	545,000	543,801	549,687
PERRIGO CO PLC	2.300% 11/08/2018 DD 05/08/14	1,515,000	1,512,864	1,493,502
PERRIGO FINANCE UNLIMITED CO	3.500% 12/15/2021 DD 12/02/14	375,000	374,764	364,496
PETRO-CANADA	5.950% 05/15/2035 DD 05/16/05	250,000	293,895	250,653

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2015

PNC BANK NA	2.250% 07/02/2019 DD 06/20/14	750,000	747,660	753,330
PNC BANK NA	2.400% 10/18/2019 DD 09/18/14	1,220,000	1,219,109	1,224,734
RAYTHEON CO	6.400% 12/15/2018 DD 06/15/99	570,000	639,812	640,036
RSB BONDCO LLC A A3	5.820% 06/28/2019 DD 06/29/07	715,000	822,809	739,610
SABMILLER HOLDINGS INC 144A	3.750% 01/15/2022 DD 01/17/12	245,000	243,829	251,978
SCHLUMBERGER HLDGS CORP 144A	2.350% 12/21/2018 DD 12/21/15	1,765,000	1,764,788	1,753,545
SEMPRA ENERGY	2.400% 03/15/2020 DD 03/13/15	760,000	759,362	744,868
SHELL INTERNATIONAL FINANCE BV	4.125% 05/11/2035 DD 05/11/15	3,410,000	3,381,561	3,254,947
SIEMENS FINANCIERINGSMAAT 144A	2.900% 05/27/2022 DD 05/27/15	1,295,000	1,295,000	1,294,482
SOUTHWESTERN ELECTRIC POWER CO	5.875% 03/01/2018 DD 12/04/07	665,000	662,579	718,346
SPECTRA ENERGY CAPITAL LLC	8.000% 10/01/2019 DD 09/28/99	697,000	807,882	792,698
STATE STREET CORP	3.700% 11/20/2023 DD 11/19/13	1,945,000	1,940,332	2,023,811
STATOIL ASA	3.700% 03/01/2024 DD 11/08/13	530,000	554,608	536,964
SUNCOR ENERGY INC	6.100% 06/01/2018 DD 06/06/08	790,000	837,483	849,692
THERMO FISHER SCIENTIFIC INC	3.300% 02/15/2022 DD 11/14/14	340,000	339,969	339,164
TIME WARNER INC	3.550% 06/01/2024 DD 05/28/14	2,145,000	2,143,027	2,104,760
TOTAL CAPITAL INTERNATIONAL SA	2.750% 06/19/2021 DD 06/23/14	770,000	768,545	767,036
TOYOTA AUTO RECEIVABLES 2 B A2	0.400% 12/15/2016 DD 06/18/14	58,911	58,906	58,895
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	1,165,000	1,159,734	1,101,473
TSMC GLOBAL LTD 144A	1.625% 04/03/2018 DD 04/03/13	1,240,000	1,239,169	1,215,361
U S TREASURY BOND	7.250% 05/15/2016 DD 05/15/86	2,005,000	2,072,921	2,053,561
U S TREASURY BOND	2.875% 05/15/2043 DD 05/15/13	3,190,000	2,711,351	3,110,250
U S TREASURY BOND	3.000% 11/15/2044 DD 11/15/14	2,355,000	2,570,484	2,346,451
U S TREASURY BOND	2.500% 02/15/2045 DD 02/15/15	8,265,000	7,516,496	7,415,606
U S TREASURY BOND	3.000% 05/15/2045 DD 05/15/15	9,285,000	9,381,680	9,242,568
U S TREASURY BOND	2.875% 08/15/2045 DD 08/15/15	5,495,000	5,409,114	5,336,799
U S TREASURY NOTE	0.750% 01/15/2017 DD 01/15/14	1,425,000	1,424,276	1,423,718
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	755,000	761,009	759,719
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	1,070,000	1,078,037	1,076,227
U S TREASURY NOTE	0.875% 08/15/2017 DD 08/15/14	3,255,000	3,249,093	3,247,741
U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	28,685,000	29,049,603	28,878,911
U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	31,420,000	31,443,108	31,294,948
U S TREASURY NOTE	2.125% 12/31/2021 DD 12/31/14	14,005,000	14,298,700	14,128,664
U S TREASURY NOTE	1.625% 12/31/2019 DD 12/31/14	29,705,000	29,834,944	29,706,188
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	7,405,000	7,293,718	7,291,037
U S TREASURY NOTE	3.625% 08/15/2019 DD 08/15/09	4,160,000	4,539,886	4,466,467
U S TREASURY NOTE	1.500% 06/30/2016 DD 06/30/11	405,000	406,962	406,867
U S TREASURY NOTE	0.875% 01/31/2017 DD 01/31/12	5,025,000	5,027,944	5,025,402
U S TREASURY NOTE	1.375% 02/28/2019 DD 02/29/12	1,425,000	1,425,930	1,424,059
U S TREASURY NOTE	1.000% 09/30/2019 DD 09/30/12	1,990,000	1,955,175	1,948,170
U S TREASURY NOTE	1.125% 12/31/2019 DD 12/31/12	2,615,000	2,579,918	2,565,367

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2015

U S TREASURY NOTE	1.625% 06/30/2019 DD 06/30/14	2,510,000	2,535,620	2,521,270
U S TREASURY NOTE	1.625% 07/31/2019 DD 07/31/14	2,335,000	2,347,251	2,343,126
VERIZON COMMUNICATIONS INC	6.400% 09/15/2033 DD 09/18/13	162,000	161,838	184,563
VERIZON COMMUNICATIONS INC	4.522% 09/15/2048 DD 03/13/15	2,647,000	2,040,459	2,367,212
VISA INC	2.800% 12/14/2022 DD 12/14/15	1,425,000	1,423,019	1,430,885
VODAFONE GROUP PLC	2.950% 02/19/2023 DD 02/19/13	1,110,000	1,104,861	1,040,170
WALGREENS BOOTS ALLIANCE INC	4.500% 11/18/2034 DD 11/18/14	145,000	134,182	132,414
WALGREENS BOOTS ALLIANCE INC	3.300% 11/18/2021 DD 11/18/14	695,000	693,103	681,607
WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	1,285,000	1,282,276	1,286,555
U S TREASURY BOND	2.875% 08/15/2045 DD 08/15/15	805,000	(791,636)	(791,636)
US TREAS BD FUTURE (CBT)	EXP MAR 16	(204)	(87,669)	(87,669)
US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 16	(27)	14,234	14,234
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 16	165	(38,672)	(38,672)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 16	(253)	83,724	83,724
INTEREST BEARING CASH	TEMPORARY INVESTMENST		9,462,870	9,462,870
TOTAL UNDERLYING ASSETS			310,587,704	312,583,214
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(14,942,831)
CONTRACT VALUE				297,640,383

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value

	21ST CENTURY FOX AMERICA 144A	3.700% 10/15/2025 DD 10/21/15	165,000	164,606	164,591
	21ST CENTURY FOX AMERICA INC	3.000% 09/15/2022 DD 09/14/12	70,000	69,503	68,979
	ABBEY NATIONAL TREASURY SERVIC	2.350% 09/10/2019 DD 09/10/14	375,000	373,489	375,356
	ABBVIE INC	1.800% 05/14/2018 DD 05/14/15	125,000	124,873	124,425
	ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	375,000	374,981	374,704
	ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	725,000	723,970	725,790
	AGRIUM INC	3.375% 03/15/2025 DD 03/02/15	90,000	89,870	82,112
	ALLY MASTER OWNER TRUST 1 A2	1.000% 02/15/2018 DD 02/21/13	250,000	249,942	249,992
	ALLY MASTER OWNER TRUST 5 A2	1.600% 10/15/2019 DD 11/12/14	385,000	384,993	383,010
	ALTRIA GROUP INC	9.250% 08/06/2019 DD 02/06/09	98,000	121,850	119,950
	ALTRIA GROUP INC	2.850% 08/09/2022 DD 08/09/12	265,000	264,449	258,343
	AMAZON.COM INC	3.800% 12/05/2024 DD 12/05/14	150,000	156,303	156,039
	AMERICAN EXPRESS CO	6.150% 08/28/2017 DD 08/28/07	425,000	480,905	455,013
	AMERICAN TOWER CORP	4.500% 01/15/2018 DD 12/07/10	750,000	805,485	782,168
	AMERIPRISE FINANCIAL INC	4.000% 10/15/2023 DD 09/06/13	220,000	224,301	228,538
	ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	200,000	233,216	209,724
	ANHEUSER-BUSCH INBEV FINANCE I	2.150% 02/01/2019 DD 01/27/14	250,000	249,720	248,555
	ANTHEM INC	2.300% 07/15/2018 DD 08/06/13	135,000	134,432	134,745
	APPLE INC	2.500% 02/09/2025 DD 02/09/15	140,000	139,803	133,686
	ARI FLEET LEASE TRUST B A 144A	VAR RT 01/15/2021 DD 10/23/12	39,589	39,589	39,554
	ASTRAZENECA PLC	1.750% 11/16/2018 DD 11/16/15	150,000	150,000	149,579
	ASTRAZENECA PLC	2.375% 11/16/2020 DD 11/16/15	150,000	149,376	148,929
	AT&T INC	3.000% 06/30/2022 DD 05/04/15	100,000	96,108	97,602
	AUTOZONE INC	2.500% 04/15/2021 DD 04/29/15	485,000	484,816	473,248
	BA CREDIT CARD TRUST A1 A	VAR RT 06/15/2021 DD 02/13/14	495,000	495,000	494,144
	BAE SYSTEMS HOLDINGS INC 144A	3.800% 10/07/2024 DD 10/07/14	250,000	249,258	248,590
	BAE SYSTEMS HOLDINGS INC 144A	2.850% 12/15/2020 DD 12/10/15	35,000	34,877	34,911
	BAE SYSTEMS HOLDINGS INC 144A	3.850% 12/15/2025 DD 12/10/15	40,000	39,528	39,599
	BANC OF AMERICA COMMERCIA 4 A4	5.634% 07/10/2046 DD 08/01/06	348,817	392,163	351,650
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	135,000	129,533	144,416
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	62,000	61,989	62,202
	BANK OF AMERICA CORP	4.200% 08/26/2024 DD 08/26/14	145,000	144,894	143,866
	BANK OF AMERICA CORP	3.950% 04/21/2025 DD 04/21/15	75,000	74,779	73,033
	BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	825,000	915,170	910,190
	BANK OF AMERICA CORP	5.700% 05/02/2017 DD 05/02/07	145,000	160,498	151,218
	BANK OF NEW YORK MELLON CORP/T	2.600% 08/17/2020 DD 08/17/15	300,000	299,859	301,185
	BANK OF NEW YORK MELLON CORP/T	2.450% 11/27/2020 DD 11/27/15	235,000	234,847	233,966

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

BANK OF NOVA SCOTIA/THE	4.500% 12/16/2025 DD 12/16/15	450,000	449,964	447,917
BARCLAYS BANK PLC 144A	6.050% 12/04/2017 DD 12/04/07	785,000	876,089	837,336
BARRICK GOLD CORP	4.100% 05/01/2023 DD 05/02/13	51,000	49,255	43,751
BAT INTERNATIONAL FINANCE 144A	2.750% 06/15/2020 DD 06/15/15	140,000	139,779	139,959
BB&T CORP	2.625% 06/29/2020 DD 06/29/15	525,000	524,706	528,050
BEAR STEARNS COMMERCIA PW14 A4	5.201% 12/11/2038 DD 12/01/06	180,506	198,507	183,992
BEAR STEARNS COMMERCIA PW16 A4	VAR RT 06/11/2040 DD 06/01/07	114,447	130,323	117,160
BEAR STEARNS COMMERCIAL T24 A4	5.537% 10/12/2041 DD 10/01/06	122,229	132,179	123,845
BEAR STEARNS COS LLC/THE	6.400% 10/02/2017 DD 10/02/07	150,000	149,562	161,540
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	115,000	143,107	126,855
BERKSHIRE HATHAWAY ENERGY CO	2.400% 02/01/2020 DD 12/04/14	275,000	274,940	272,434
BP CAPITAL MARKETS PLC	2.241% 09/26/2018 DD 09/26/13	425,000	432,971	426,292
BP CAPITAL MARKETS PLC	2.521% 01/15/2020 DD 11/04/14	165,000	165,000	164,464
BP CAPITAL MARKETS PLC	3.062% 03/17/2022 DD 03/17/15	75,000	75,000	73,491
BPCE SA 144A	5.700% 10/22/2023 DD 10/22/13	200,000	220,080	209,990
CAPITAL AUTO RECEIVABLES 1 A3	1.320% 06/20/2018 DD 01/22/14	395,000	394,923	394,850
CAPITAL ONE FINANCIAL CORP	6.150% 09/01/2016 DD 08/29/06	350,000	362,737	360,637
CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	425,000	424,915	420,797
CARDINAL HEALTH INC	2.400% 11/15/2019 DD 11/19/14	205,000	204,617	204,922
CARDINAL HEALTH INC	3.500% 11/15/2024 DD 11/19/14	235,000	232,488	235,273
CARDINAL HEALTH INC	1.950% 06/15/2018 DD 06/23/15	50,000	49,961	49,870
CARMAX AUTO OWNER TRUST 2 3 A4	1.490% 01/15/2019 DD 08/08/13	265,000	264,987	264,812
CATERPILLAR FINANCIAL SERVICES	2.500% 11/13/2020 DD 11/13/15	55,000	54,951	54,996
CCO SAFARI II LLC 144A	3.579% 07/23/2020 DD 07/23/15	240,000	239,835	238,562
CCO SAFARI II LLC 144A	4.464% 07/23/2022 DD 07/23/15	320,000	320,176	318,883
CCO SAFARI II LLC 144A	4.908% 07/23/2025 DD 07/23/15	110,000	109,985	109,893
CD 2007-CD4 COMMERCIAL CD4 A4	5.322% 12/11/2049 DD 03/01/07	388,415	441,154	394,952
CD 2007-CD5 MORTGAGE TR CD5 A4	VAR RT 11/15/2044 DD 11/01/07	340,464	374,099	353,065
CHEVRON CORP	1.365% 03/02/2018 DD 03/03/15	260,000	260,000	257,920
CITIGROUP COMMERCIAL M GC15 A4	VAR RT 09/10/2046 DD 09/01/13	295,000	313,827	318,128
CITIGROUP COMMERCIAL M GC35 A4	3.818% 11/10/2048 DD 12/01/15	300,000	308,991	307,386
CITIGROUP COMMERCIAL MOR C4 A3	VAR RT 03/15/2049 DD 06/01/06	65,550	71,847	65,689
CITIGROUP INC	5.500% 09/13/2025 DD 09/13/13	175,000	194,138	189,961
CITIGROUP INC	4.400% 06/10/2025 DD 06/10/15	125,000	124,490	126,251
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	153,974
CITIZENS BANK NA/PROVIDENCE RI	2.300% 12/03/2018 DD 12/03/15	400,000	399,480	399,528
COBALT CMBS COMMERCIAL M C2 A3	VAR RT 04/15/2047 DD 04/01/07	137,858	151,019	141,686
COCA-COLA ENTERPRISES INC	3.500% 09/15/2020 DD 09/14/10	300,000	306,789	306,606
COMCAST CORP	3.125% 07/15/2022 DD 07/02/12	150,000	155,677	152,441
COMM 2013-CCRE9 MORTGAG CR9 A4	VAR RT 07/10/2045 DD 07/01/13	290,000	309,474	311,631
COMM 2014-CCRE21 MORTG CR21 A3	3.528% 12/10/2047 DD 12/01/14	445,267	457,994	448,825
COMM 2014-UBS4 MORTGAG UBS4 A5	3.694% 08/10/2047 DD 07/01/14	449,000	466,358	456,162

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	456,773
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	313,770
COMMERCIAL MORTGAGE PAS CR3 A3	2.822% 10/15/2045 DD 10/01/12	115,000	116,020	113,694
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2046 DD 01/01/16	2,000,000	2,152,813	2,154,500
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2046 DD 01/01/16	3,100,000	3,106,625	3,100,031
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2046 DD 01/01/16	5,300,000	5,471,914	5,468,116
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2031 DD 01/01/16	4,000,000	4,176,250	4,170,640
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2046 DD 01/01/16	1,800,000	1,873,625	1,876,428
CONOCOPHILLIPS	6.000% 01/15/2020 DD 05/21/09	60,000	71,842	66,847
CONOCOPHILLIPS CO	2.400% 12/15/2022 DD 12/07/12	125,000	116,355	113,550
CONSOLIDATED EDISON CO OF NEW	3.300% 12/01/2024 DD 11/24/14	105,000	104,636	104,861
CONTINENTAL RESOURCES INC/OK	5.000% 09/15/2022 DD 03/08/12	55,000	51,491	40,563
CORP NACIONAL DEL COBRE D 144A	4.500% 09/16/2025 DD 09/16/15	280,000	275,682	263,673
COX COMMUNICATIONS INC 144A	6.250% 06/01/2018 DD 06/05/08	175,000	206,817	188,052
COX COMMUNICATIONS INC 144A	2.950% 06/30/2023 DD 05/01/13	340,000	338,504	299,513
CREDIT SUISSE GROUP FUNDI 144A	3.800% 09/15/2022 DD 09/15/15	725,000	737,013	724,427
CREDIT SUISSE MORTGAGE C C4 A3	5.467% 09/15/2039 DD 09/01/06	228,663	242,991	231,080
CSAIL 2015-C4 COMMERCIAL C4 A4	3.808% 11/15/2048 DD 11/01/15	286,000	294,578	291,563
CVS HEALTH CORP	2.750% 12/01/2022 DD 11/29/12	30,000	29,958	29,229
CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	285,000	285,012	286,280
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	175,000	174,925	178,073
CVS HEALTH CORP	3.875% 07/20/2025 DD 07/20/15	220,000	217,880	224,528
DAIMLER FINANCE NORTH AME 144A	1.650% 03/02/2018 DD 03/02/15	225,000	224,811	222,305
DAIMLER FINANCE NORTH AME 144A	1.650% 05/18/2018 DD 05/18/15	250,000	249,680	246,475
DDR CORP	4.250% 02/01/2026 DD 10/21/15	650,000	644,111	634,010
DEVON ENERGY CORP	5.850% 12/15/2025 DD 12/15/15	20,000	19,991	19,451
DIRECTV HOLDINGS LLC / DIRECTV	2.400% 03/15/2017 DD 03/08/12	230,000	233,252	231,851
DIRECTV HOLDINGS LLC / DIRECTV	3.800% 03/15/2022 DD 03/08/12	135,000	136,847	135,853
DOMINION RESOURCES INC/VA	1.250% 03/15/2017 DD 03/24/14	325,000	326,118	322,988
DOMINION RESOURCES INC/VA	3.900% 10/01/2025 DD 09/24/15	560,000	563,959	560,582
DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	202,640
DUKE ENERGY PROGRESS LLC	3.250% 08/15/2025 DD 08/13/15	265,000	264,192	266,844
DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	3,000	3,045	3,132
DUKE REALTY LP	3.750% 12/01/2024 DD 11/17/14	70,000	69,156	68,083
ELECTRICITE DE FRANCE SA 144A	3.625% 10/13/2025 DD 10/13/15	180,000	178,479	175,963
EMD FINANCE LLC 144A	2.950% 03/19/2022 DD 03/19/15	75,000	74,868	72,364
EMD FINANCE LLC 144A	3.250% 03/19/2025 DD 03/19/15	485,000	476,084	459,853
ENERGY TRANSFER PARTNERS LP	4.150% 10/01/2020 DD 09/19/13	100,000	99,829	92,249
ENERGY TRANSFER PARTNERS LP	5.950% 10/01/2043 DD 09/19/13	400,000	390,588	320,900
EXELON CORP	1.550% 06/09/2017 DD 06/11/15	135,000	134,908	134,430
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	109,147	104,823	119,795
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	36,723	35,268	40,078

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	28,423	27,297	31,202
FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	607	583	662
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	129,255	123,964	141,117
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	377,275	372,559	411,701
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	3,143,036	3,246,412	3,330,581
FHLMC POOL #B1-1979	5.500% 01/01/2019 DD 01/01/04	7,271	7,279	7,518
FHLMC POOL #B1-5149	5.500% 06/01/2019 DD 06/01/04	4,082	4,226	4,115
FHLMC POOL #B1-5992	5.500% 08/01/2019 DD 08/01/04	21,702	22,468	22,648
FHLMC POOL #B1-6466	5.500% 09/01/2019 DD 09/01/04	68,619	68,694	72,529
FHLMC POOL #E0-1216	5.500% 10/01/2017 DD 10/01/02	12,888	13,343	13,263
FHLMC POOL #E0-1648	5.500% 05/01/2019 DD 05/01/04	2,880	2,982	3,029
FHLMC POOL #E9-2026	5.500% 10/01/2017 DD 10/01/02	35,678	36,937	36,548
FHLMC POOL #E9-9911	5.500% 10/01/2018 DD 09/01/03	20,816	21,551	21,608
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	62,623	58,822	68,891
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	220,519	222,035	245,353
FHLMC POOL #G0-8563	4.000% 01/01/2044 DD 12/01/13	996,137	1,026,799	1,053,285
FHLMC POOL #G1-2165	6.500% 01/01/2019 DD 05/01/06	185	187	189
FHLMC POOL #Q2-8457	3.500% 09/01/2044 DD 09/01/14	3,434,643	3,522,924	3,538,472
FHLMC MULTICLASS MTG 2684 PH	5.000% 01/15/2033 DD 10/01/03	19,649	19,291	19,830
FHLMC MULTICLASS MTG K003 A5	5.085% 03/25/2019 DD 06/01/09	175,000	176,749	190,397
FIFTH THIRD AUTO TRUST 20 3 A4	1.470% 05/17/2021 DD 10/29/14	480,000	479,854	475,963
FIFTH THIRD AUTO TRUST 20 A A4	0.830% 04/15/2019 DD 03/28/13	390,000	389,979	387,785
FIFTH THIRD BANK/CINCINNATI OH	2.875% 10/01/2021 DD 09/05/14	300,000	298,455	298,791
FNMA POOL #0252441	6.000% 05/01/2019 DD 04/01/99	4,956	5,400	5,593
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	116,120	113,847	129,828
FNMA POOL #0693008	5.000% 05/01/2018 DD 05/01/03	1,266	1,270	1,311
FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	78,296	74,372	86,605
FNMA POOL #0726028	5.000% 08/01/2018 DD 07/01/03	10,460	10,498	10,831
FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	38,348	38,600	43,125
FNMA POOL #0733371	5.000% 08/01/2018 DD 07/01/03	27,186	27,441	28,170
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	43,961	44,249	49,430
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	68,247	68,695	76,750
FNMA POOL #0738499	5.500% 09/01/2033 DD 09/01/03	12,787	12,871	14,237
FNMA POOL #0738632	5.000% 11/01/2018 DD 11/01/03	26,303	26,549	27,409
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	36,745	37,090	38,073
FNMA POOL #0743186	5.000% 10/01/2018 DD 09/01/03	84,206	84,996	87,318
FNMA POOL #0743859	5.000% 11/01/2018 DD 10/01/03	93,356	94,231	97,278
FNMA POOL #0743887	5.000% 11/01/2018 DD 10/01/03	24,761	24,993	25,638
FNMA POOL #0747866	5.000% 11/01/2018 DD 11/01/03	48,601	49,057	50,692
FNMA POOL #0757861	5.000% 10/01/2018 DD 11/01/03	42,854	43,256	44,428
FNMA POOL #0778421	5.000% 08/01/2035 DD 07/01/05	9,065	8,916	9,970
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	27,932	27,474	30,805

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	33,061	32,518	36,467
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	3,531	3,473	3,898
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	46,180	45,423	50,884
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	5,567	5,284	6,145
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	54,959	54,058	60,575
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	51,192	50,353	56,488
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	74,992	73,762	82,484
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	85,944	84,534	94,526
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	93,878	90,783	103,580
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	30,005	28,501	33,115
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	26,113	24,804	28,802
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	45,294	43,024	49,906
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	82,451	78,319	90,967
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	26,096	24,771	28,745
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	4,755	4,661	5,319
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	551,032	549,741	618,914
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	194,989	188,546	215,118
FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	61,880	60,730	69,418
FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	9,368	8,899	10,324
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	8,797	8,633	9,807
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	296,629	289,653	332,239
FNMA POOL #0AL5249	4.500% 01/01/2043 DD 04/01/14	1,616,519	1,748,619	1,748,621
FNMA POOL #0AL7366	4.500% 08/01/2042 DD 09/01/15	1,871,429	2,025,822	2,025,092
FNMA POOL #0AM8141	2.780% 03/01/2027 DD 03/01/15	171,000	174,473	166,663
FNMA POOL #0AM8172	2.740% 03/01/2027 DD 03/01/15	302,269	308,503	294,664
FNMA POOL #0AM8188	2.640% 03/01/2027 DD 03/01/15	88,796	89,739	85,878
FNMA POOL #0AM8958	2.970% 06/01/2030 DD 06/01/15	343,000	343,295	328,100
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	1,342,059	1,354,640	1,345,025
FNMA POOL #0AU1358	3.000% 07/01/2028 DD 07/01/13	853,050	884,906	881,099
FNMA POOL #0AU8871	3.000% 12/01/2028 DD 11/01/13	1,420,342	1,456,960	1,466,390
FNMA POOL #0MA2495	3.500% 01/01/2046 DD 12/01/15	3,500,000	3,621,680	3,613,750
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	150,000	177,495	159,882
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	225,000	262,510	250,906
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	310,000	310,000	304,370
FORD MOTOR CREDIT CO LLC	3.219% 01/09/2022 DD 01/09/15	375,000	382,856	367,031
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	200,000	200,118	198,580
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	600,000	588,858	581,814
GENERAL MOTORS FINANCIAL CO IN	3.100% 01/15/2019 DD 10/13/15	240,000	239,890	239,652
GILEAD SCIENCES INC	3.500% 02/01/2025 DD 11/17/14	120,000	119,887	121,001
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	155,000	154,721	154,941
GNMA POOL #0249532	8.500% 04/15/2018 DD 05/01/88	2,921	3,154	2,933

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	8,509	8,867	9,626
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	791	824	887
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	2,107	2,196	2,395
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	1,294	1,349	1,492
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	11,607	12,133	13,021
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	925	953	1,056
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	11,707	12,238	13,134
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	292,648	316,048	310,596
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	1,218,940	1,316,408	1,294,222
GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	108,865	117,676	115,527
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	230,725	249,399	244,877
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	226,917	234,771	261,152
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	67,943	70,894	80,303
GNMA II POOL #0MA3244	3.500% 11/20/2045 DD 11/01/15	2,394,861	2,497,765	2,500,211
GOLDMAN SACHS GROUP INC/THE	VAR RT 11/29/2023 DD 11/29/13	300,000	304,878	302,664
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	210,000	245,547	228,043
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	285,000	303,235	324,108
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	165,000	164,931	166,426
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	260,000	259,215	266,859
GOLDMAN SACHS GROUP INC/THE	2.750% 09/15/2020 DD 09/15/15	15,000	14,969	14,990
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	575,000	592,773	586,241
GOLDMAN SACHS GROUP INC/THE	2.600% 04/23/2020 DD 01/23/15	105,000	104,803	104,203
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	25,000	24,919	25,167
GOLDMAN SACHS GROUP INC/THE	5.150% 05/22/2045 DD 05/22/15	140,000	139,090	135,995
GS MORTGAGE SECURITIES GC12 A4	3.135% 06/10/2046 DD 05/01/13	165,000	169,946	164,630
GS MORTGAGE SECURITIES GC18 A4	4.074% 01/10/2047 DD 01/01/14	270,000	288,274	284,275
GS MORTGAGE SECURITIES GC20 A5	3.998% 04/10/2047 DD 04/01/14	375,000	397,676	391,999
GS MORTGAGE SECURITIES GS1 A3	3.734% 11/10/2048 DD 11/01/15	286,000	294,560	291,480
HALLIBURTON CO	2.700% 11/15/2020 DD 11/13/15	90,000	89,815	88,961
HCP INC	3.150% 08/01/2022 DD 07/23/12	235,000	234,408	224,446
HCP INC	4.250% 11/15/2023 DD 11/12/13	165,000	164,241	165,233
HCP INC	6.000% 01/30/2017 DD 01/22/07	85,000	91,478	88,545
HESS CORP	1.300% 06/15/2017 DD 06/24/14	205,000	204,580	200,592
HEWLETT PACKARD ENTERPRIS 144A	2.450% 10/05/2017 DD 10/09/15	235,000	234,868	234,800
HEWLETT PACKARD ENTERPRIS 144A	2.850% 10/05/2018 DD 10/09/15	235,000	234,699	234,868
HSBC HOLDINGS PLC	4.250% 08/18/2025 DD 08/18/15	225,000	223,155	223,292
HSBC USA INC	2.350% 03/05/2020 DD 03/05/15	275,000	274,730	271,804
HSBC USA INC	2.750% 08/07/2020 DD 08/07/15	325,000	324,714	325,032
HUNTINGTON NATIONAL BANK/THE	1.700% 02/26/2018 DD 02/26/15	300,000	299,580	296,661
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	225,000	230,674	225,900
ING BANK NV 144A	1.800% 03/16/2018 DD 03/16/15	295,000	294,546	294,254

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

INTERCONTINENTAL EXCHANGE INC	2.750% 12/01/2020 DD 11/24/15	130,000	129,854	129,967
INTERNATIONAL BUSINESS MACHINE	2.875% 11/09/2022 DD 11/09/15	600,000	597,510	595,434
JM SMUCKER CO/THE	1.750% 03/15/2018 DD 09/15/15	435,000	437,067	432,956
JP MORGAN CHASE COMMER CB16 A4	5.552% 05/12/2045 DD 09/01/06	314,016	354,610	317,702
JP MORGAN CHASE COMMER LDP7 A4	VAR RT 04/15/2045 DD 06/01/06	200,428	217,396	201,069
JP MORGAN CHASE COMMERC LC9 A5	2.840% 12/15/2047 DD 12/01/12	375,059	375,471	369,647
JPMBB COMMERCIAL MORTGA C22 A4	3.801% 09/15/2047 DD 08/01/14	285,000	295,584	291,783
JPMBB COMMERCIAL MORTGA C33 A4	3.770% 12/15/2048 DD 11/01/15	287,000	295,609	292,706
JPMORGAN CHASE & CO	6.125% 06/27/2017 DD 06/27/07	650,000	672,937	688,337
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	250,000	248,800	266,058
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	105,000	112,184	113,254
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	375,000	372,885	373,777
JPMORGAN CHASE & CO	2.750% 06/23/2020 DD 06/23/15	310,000	309,467	311,383
JPMORGAN CHASE & CO	2.550% 10/29/2020 DD 10/29/15	155,000	154,840	153,700
KEYBANK NA/CLEVELAND OH	1.700% 06/01/2018 DD 06/01/15	525,000	524,433	521,325
KEYCORP	2.900% 09/15/2020 DD 09/15/15	325,000	324,941	323,778
KIMCO REALTY CORP	6.875% 10/01/2019 DD 09/24/09	160,000	159,744	183,779
KIMCO REALTY CORP	4.300% 02/01/2018 DD 09/03/10	75,000	74,739	78,196
KINDER MORGAN INC/DE	3.050% 12/01/2019 DD 11/26/14	80,000	80,380	74,041
KRAFT HEINZ FOODS CO 144A	3.950% 07/15/2025 DD 07/02/15	95,000	94,874	95,884
KRAFT HEINZ FOODS CO 144A	2.800% 07/02/2020 DD 07/02/15	90,000	89,796	89,767
KRAFT HEINZ FOODS CO 144A	3.500% 07/15/2022 DD 07/02/15	65,000	64,847	65,448
KRAFT HEINZ FOODS CO 144A	1.600% 06/30/2017 DD 07/02/15	375,000	374,764	373,912
KRAFT HEINZ FOODS CO 144A	2.000% 07/02/2018 DD 07/02/15	170,000	169,660	169,198
KROGER CO/THE	2.950% 11/01/2021 DD 10/28/14	310,000	306,822	306,832
LABORATORY CORP OF AMERICA HOL	2.625% 02/01/2020 DD 01/30/15	140,000	139,843	138,215
LB-UBS COMMERCIAL MORTGA C1 A2	VAR RT 04/15/2041 DD 04/11/08	303,054	335,406	319,186
LIBERTY PROPERTY LP	6.625% 10/01/2017 DD 09/25/07	110,000	109,323	118,048
LIBERTY PROPERTY LP	4.125% 06/15/2022 DD 06/11/12	55,000	58,729	55,626
LIBERTY PROPERTY LP	3.375% 06/15/2023 DD 12/10/12	70,000	69,932	66,390
LOCKHEED MARTIN CORP	2.500% 11/23/2020 DD 11/23/15	80,000	79,713	79,526
LOCKHEED MARTIN CORP	1.850% 11/23/2018 DD 11/23/15	235,000	234,598	234,584
LOWE'S COS INC	3.375% 09/15/2025 DD 09/16/15	65,000	64,624	65,994
M&T BANK AUTO RECEI 1A A3 144A	1.060% 11/15/2017 DD 09/19/13	141,276	141,274	141,287
MARATHON OIL CORP	2.700% 06/01/2020 DD 06/10/15	150,000	149,675	132,261
MARSH & MCLENNAN COS INC	2.300% 04/01/2017 DD 03/12/12	100,000	101,435	100,789
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	375,000	373,522	387,499
MARSH & MCLENNAN COS INC	3.500% 03/10/2025 DD 09/10/14	125,000	124,607	123,060
MCDONALD'S CORP	2.750% 12/09/2020 DD 12/09/15	65,000	64,880	64,955
MCKESSON CORP	1.400% 03/15/2018 DD 03/08/13	100,000	98,266	98,715
MEDTRONIC INC	3.150% 03/15/2022 DD 03/15/15	240,000	239,632	242,621
MERCK & CO INC	2.350% 02/10/2022 DD 02/10/15	70,000	69,905	68,730

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

METLIFE INC	3.600% 11/13/2025 DD 11/13/15	95,000	94,992	95,668
MICROSOFT CORP	2.375% 02/12/2022 DD 02/12/15	135,000	134,766	133,252
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	875,000	931,108	959,464
MORGAN STANLEY	4.350% 09/08/2026 DD 09/08/14	250,000	249,560	250,817
MORGAN STANLEY	5.550% 04/27/2017 DD 04/27/07	345,000	371,593	361,988
MORGAN STANLEY	2.500% 01/24/2019 DD 01/24/14	100,000	99,632	100,546
MORGAN STANLEY	4.300% 01/27/2045 DD 01/27/15	100,000	99,250	95,411
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	21,225
MORGAN STANLEY	3.950% 04/23/2027 DD 04/23/15	120,000	119,568	116,470
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	26,379
MORGAN STANLEY CAPITAL T23 A4	VAR RT 08/12/2041 DD 08/01/06	116,586	101,393	117,404
MYLAN NV 144A	3.000% 12/15/2018 DD 12/09/15	85,000	84,893	84,812
MYLAN NV 144A	3.750% 12/15/2020 DD 12/09/15	95,000	94,970	95,100
NATIONAL RETAIL PROPERTIES INC	4.000% 11/15/2025 DD 10/21/15	165,000	164,602	162,051
NATIONAL RURAL UTILITIES COOPE	3.050% 02/15/2022 DD 02/02/12	225,000	224,226	227,185
NATIONAL RURAL UTILITIES COOPE	2.300% 11/01/2020 DD 10/27/15	170,000	169,657	168,353
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	150,000	154,105	162,934
NEW YORK LIFE GLOBAL FUND 144A	1.950% 02/11/2020 DD 02/11/15	290,000	289,945	284,301
NEXEN ENERGY ULC	6.200% 07/30/2019 DD 07/30/09	275,000	320,427	304,029
OBP DEPOSITOR LLC T OBP A 144A	4.646% 07/15/2045 DD 07/01/10	150,000	157,838	161,613
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	161,214
PENSKE TRUCK LEASING CO L 144A	2.500% 06/15/2019 DD 06/17/14	325,000	324,909	319,693
PETROLEOS MEXICANOS	5.750% 03/01/2018	150,000	160,350	156,150
PETROLEOS MEXICANOS	4.875% 01/24/2022	225,000	230,006	216,562
PNC BANK NA	2.700% 11/01/2022 DD 10/22/12	350,000	321,461	340,424
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	80,000	78,650	79,198
REALTY INCOME CORP	6.750% 08/15/2019 DD 09/05/07	300,000	299,481	341,238
REALTY INCOME CORP	4.125% 10/15/2026 DD 09/23/14	380,000	384,393	381,220
REGENCY ENERGY PARTNERS LP / R	5.875% 03/01/2022 DD 02/10/14	150,000	156,905	141,384
REYNOLDS AMERICAN INC	4.000% 06/12/2022 DD 06/12/15	150,000	149,791	155,937
RIO TINTO FINANCE USA PLC	2.875% 08/21/2022 DD 08/21/12	175,000	170,387	158,720
RYDER SYSTEM INC	2.450% 09/03/2019 DD 05/06/14	325,000	324,265	320,170
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	320,000	318,723	313,942
SANTANDER ISSUANCES SAU	5.179% 11/19/2025 DD 11/19/15	800,000	800,000	787,880
SHELL INTERNATIONAL FINANCE BV	2.000% 11/15/2018 DD 11/15/13	100,000	100,672	100,117
SHELL INTERNATIONAL FINANCE BV	2.250% 11/10/2020 DD 11/10/15	490,000	487,310	482,792
SIMON PROPERTY GROUP LP	3.500% 09/01/2025 DD 08/17/15	500,000	496,770	506,215
SKY PLC 144A	2.625% 09/16/2019 DD 09/16/14	235,000	234,650	233,914
ST JUDE MEDICAL INC	2.800% 09/15/2020 DD 09/23/15	240,000	239,890	240,091
STANDARD CHARTERED PLC 144A	1.500% 09/08/2017 DD 09/08/14	600,000	599,664	596,130
SUNCOR ENERGY INC	6.100% 06/01/2018 DD 06/06/08	280,000	309,137	301,157

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	90,000	91,595	77,839
SYNCHRONY FINANCIAL	1.875% 08/15/2017 DD 08/11/14	355,000	354,691	353,374
SYNCHRONY FINANCIAL	2.700% 02/03/2020 DD 02/02/15	400,000	402,315	392,332
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	60,000	59,984	59,785
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	270,000	269,376	282,455
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	145,000	171,945	158,202
TIME WARNER CABLE INC	8.750% 02/14/2019 DD 11/18/08	20,000	24,431	23,201
TIME WARNER INC	3.600% 07/15/2025 DD 06/04/15	150,000	148,515	146,022
TRANSCANADA PIPELINES LTD	1.625% 11/09/2017 DD 11/09/15	95,000	94,961	94,220
U S TREASURY BD PRIN STRIP	0.000% 11/15/2045 DD 11/16/15	1,865,000	736,190	719,293
U S TREASURY NOTE	0.875% 11/15/2017 DD 11/15/14	4,800,000	4,787,250	4,783,296
U S TREASURY NOTE	1.250% 12/15/2018 DD 12/15/15	3,155,000	3,148,098	3,148,343
UBS GROUP FUNDING JERSEY 144A	2.950% 09/24/2020 DD 09/24/15	205,000	204,649	203,087
UBS-BARCLAYS COMMERCIAL C6 A4	3.244% 04/10/2046 DD 04/01/13	170,000	165,386	170,393
UDR INC	3.700% 10/01/2020 DD 09/26/13	70,000	69,987	72,309
UNITEDHEALTH GROUP INC	2.300% 12/15/2019 DD 12/08/14	245,000	250,635	246,191
UNITEDHEALTH GROUP INC	3.350% 07/15/2022 DD 07/23/15	65,000	65,041	66,485
UNITEDHEALTH GROUP INC	3.750% 07/15/2025 DD 07/23/15	125,000	124,661	128,860
US TREAS-CPI INFLAT	0.125% 04/15/2020 DD 04/15/15	6,505,110	6,479,204	6,422,170
VENTAS REALTY LP	3.500% 02/01/2025 DD 01/14/15	55,000	54,815	52,664
VENTAS REALTY LP / VENTAS CAPI	2.000% 02/15/2018 DD 12/13/12	165,000	164,569	164,195
VENTAS REALTY LP / VENTAS CAPI	2.700% 04/01/2020 DD 03/19/13	225,000	224,869	221,863
VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	425,000	474,066	467,215
VERIZON COMMUNICATIONS INC	4.150% 03/15/2024 DD 03/17/14	170,000	171,904	174,702
VERIZON COMMUNICATIONS INC	3.450% 03/15/2021 DD 03/17/14	185,000	185,903	189,272
VISA INC	1.200% 12/14/2017 DD 12/14/15	170,000	169,910	169,810
VISA INC	2.200% 12/14/2020 DD 12/14/15	345,000	344,707	344,358
VISA INC	2.800% 12/14/2022 DD 12/14/15	285,000	284,604	286,177
VISA INC	3.150% 12/14/2025 DD 12/14/15	160,000	159,414	160,198
WACHOVIA CORP	5.750% 02/01/2018 DD 01/31/08	255,000	289,343	275,423
WASTE MANAGEMENT INC	2.900% 09/15/2022 DD 09/12/12	50,000	49,190	49,073
WASTE MANAGEMENT INC	3.500% 05/15/2024 DD 05/08/14	385,000	390,710	388,088
WELLS FARGO & CO	3.450% 02/13/2023 DD 02/13/13	125,000	124,926	125,295
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	310,000	308,224	321,957
WELLS FARGO & CO	3.000% 02/19/2025 DD 02/19/15	145,000	144,516	141,036
WELLS FARGO & CO	3.550% 09/29/2025 DD 09/28/15	155,000	154,729	156,395
WELLS FARGO & CO	2.550% 12/07/2020 DD 12/07/15	465,000	464,502	462,712
WELLTOWER INC	5.250% 01/15/2022 DD 03/14/11	135,000	149,180	146,017
WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	89,455
WFRBS COMMERCIAL MORTGA C11 A5	3.071% 03/15/2045 DD 02/01/13	245,000	252,347	244,265

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2015

WFRBS COMMERCIAL MORTGA C14 A5	3.337% 06/15/2046 DD 06/01/13	100,036	101,722	100,980
WILLIAMS PARTNERS LP	3.600% 03/15/2022 DD 03/03/15	225,000	224,928	176,944
WILLIAMS PARTNERS LP	4.300% 03/04/2024 DD 03/04/14	55,000	54,885	43,584
WILLIAMS PARTNERS LP	3.900% 01/15/2025 DD 06/27/14	95,000	94,705	71,388
WORLD OMNI AUTO RECEIVABL B A4	1.680% 12/15/2020 DD 10/29/14	400,000	399,861	397,460
ZIMMER BIOMET HOLDINGS INC	1.450% 04/01/2017 DD 03/19/15	295,000	294,926	293,563
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2046 DD 01/01/16	1,000,000	(1,002,031)	(1,002,031)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2046 DD 01/01/16	2,100,000	(2,104,594)	(2,104,594)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2046 DD 01/01/16	3,200,000	(3,303,500)	(3,303,500)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2046 DD 01/01/16	2,100,000	(2,168,414)	(2,168,414)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2031 DD 01/01/16	4,000,000	(4,176,250)	(4,176,250)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2046 DD 01/01/16	1,000,000	(1,076,406)	(1,076,406)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2046 DD 01/01/16	1,000,000	(1,076,406)	(1,076,406)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2046 DD 01/01/16	500,000	(520,938)	(520,938)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2046 DD 01/01/16	100,000	(103,844)	(103,844)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2046 DD 01/01/16	600,000	(623,156)	(623,156)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2046 DD 01/01/16	600,000	(625,688)	(625,688)
U S TREASURY BD PRIN STRIP	0.000% 11/15/2045 DD 11/16/15	1,865,000	(736,190)	(736,190)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		45,708,378	45,708,378
TOTAL UNDERLYING ASSETS			155,288,785	154,834,939

BANK OF TOKYO INV-DOWCHEM13-1 - 50.2% of MARKET VALUE				77,680,689
IGT INVESCO SHORT-TERM BOND FUND				78,722,965
FAIR VALUE BANK OF TOKYO INV-DOWCHEM13-1				156,403,654
BANK OF TOKYO INV-DOWCHEM13-1 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(1,754,571)
BANK OF TOKYO INV-DOWCHEM13-1 - CONTRACT VALUE				154,649,083

RGA RGA00036 - 49.8% of MARKET VALUE				77,154,250
IGT INVESCO SHORT-TERM BOND FUND				105,662,204
FAIR VALUE RGA RGA00036				182,816,454
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(1,550,047)
RGA RGA00036 - CONTRACT VALUE				181,266,407

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-67414) on Form S-8 of our report dated June 27, 2016, appearing in the annual report on Form 11-K of The Dow Chemical Company Employees' Savings Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Elgin, Illinois
June 27, 2016